Filed Pursuant to Rule 424(b)(5)
Registration No. 333-118186

Prospectus Supplement to Prospectus dated December 16, 2004

$3,817,795,000

MERCK & CO., INC.

Medium-Term Notes, Series F

       The following terms may apply to the notes which we may offer and sell at one or more times. The final terms for each note will be included in a pricing supplement. Unless otherwise agreed, if we sell notes having the full aggregate initial offering price set forth above, Merck & Co., Inc. will receive between $3,812,022,756 and $3,788,161,537 of proceeds from the sale of the notes, after deducting expenses estimated at $1,000,000 and paying the agents’ commissions of between $4,772,244 and $28,633,463.

•	mature 9 months or more from their issue date

•	we may have a right to extend the maturity or the maturity may extend automatically unless you elect an earlier maturity

•	fixed or floating interest rate or zero coupon or other original issue discount notes

•	floating interest rate may be based on one or more of the following indices, in some cases plus or minus a spread and/or multiplied by a spread multiplier and subject to a minimum and/or maximum rate:

•	commercial paper rate

•	prime rate

•	LIBOR

•	EURIBOR

•	treasury rate

•	CMT rate

•	CD rate

•	federal funds rate

•	any other rate or combination of rates specified in the pricing supplement

•	the amount of principal or interest may be determined by reference to an index or formula

•	global form only unless otherwise specified in the pricing supplement

•	we may have a right to redeem early and/or the holder may have a right to elect early repayment, if specified in the pricing supplement

•	may be amortizing notes

•	interest paid on fixed rate notes on the interest payment date or dates specified in the notes and in the pricing supplement, and at maturity

•	interest paid on floating rate notes on the interest payment date or dates specified in the notes and in the pricing supplement, and at maturity

•	denominations of $1,000 and integral multiples thereof, or as specified in the pricing supplement

•	may be denominated in U.S. dollars, or in one or more foreign currencies, currency units or composite currencies.

•	settlement in immediately available funds

       Investing in the notes involves certain risks. See “Risks Relating to Indexed Notes” beginning on page S-23 and “Risks Relating to Foreign Currency Notes” beginning on page S-25 of this prospectus supplement.

       Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement, the accompanying prospectus or any pricing supplement. Any representation to the contrary is a criminal offense.

       The notes will be offered from time to time on a best efforts basis by the agents named below on our behalf. In addition, the agents may purchase notes from us at negotiated discounts for resale to investors, and we may sell notes directly to investors on our own behalf. We do not expect that any of the notes will be listed on a securities exchange, and a market for the notes may not develop.

Goldman, Sachs & Co.	Merrill Lynch & Co.	JPMorgan

Morgan Stanley	Citigroup
The date of this prospectus supplement is January 12, 2005.

ABOUT THIS PROSPECTUS SUPPLEMENT AND PRICING SUPPLEMENTS

       This prospectus supplement sets forth certain terms of the Medium-Term Notes, Series F, that we may offer and supplements the prospectus that is attached to the back of this prospectus supplement. This prospectus supplement supersedes the accompanying prospectus to the extent it contains information that is different from the information in the accompanying prospectus which is not inconsistent with the indenture.

       Each time we offer notes, we will attach a pricing supplement to this prospectus supplement. The pricing supplement will contain the specific description of the notes we are offering and the terms of the offering. The pricing supplement will supersede this prospectus supplement or the accompanying prospectus to the extent it contains information that is different from the information contained in this prospectus supplement or the accompanying prospectus which is not inconsistent with the indenture.

       It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus and pricing supplement in making your investment decision. You should also read and consider the information contained in the documents identified in “Where You Can Find More Information” on page 29 of the accompanying prospectus.

USE OF PROCEEDS

       If all of the notes are sold, the net proceeds from the sale of the notes, after deduction of underwriting fees and commissions and other expenses, are anticipated to be approximately $3,812,022,756 to $3,788,161,537. Unless otherwise specified in your pricing supplement, we will use the net proceeds from the sale of notes for general corporate purposes, including the reduction of short-term debt. We may temporarily invest funds that we do not immediately need for these purposes in short-term marketable securities.

DESCRIPTION OF NOTES WE MAY OFFER

       This section is a summary of the material terms that are common to the notes. When we issue any particular notes, we will specify their particular terms in a pricing supplement to this prospectus supplement. The terms of any particular notes may be different from or in addition to the terms summarized here. The interest-related information described here or in the accompanying prospectus does not apply to zero coupon notes described below.

       The indenture and its associated documents, including your note, contain the full legal text of the matters described in this section, the section of the accompanying prospectus entitled “Description of Debt Securities We May Offer” on page 3 and your pricing supplement.

       Because this section and your pricing supplement provide only a summary, they do not describe every aspect of the indenture and your note. For example, in this section and your pricing supplement, we use terms that have been given special meaning in the indenture. In this section, however, we describe the meaning of only the more important of those terms.

       Terms used in the accompanying prospectus have the same meanings when used in this prospectus supplement unless otherwise specified.

When we define a specialized term used in this section, it appears in bold, italicized type surrounded by quotation marks, except as noted below in “— Interest Rates — Floating Rate Notes” on page S-6.

       In this section, “holders” means those who own notes registered in their own names and not those who own beneficial interests in notes registered in street name or in notes represented by a global note or notes issued in book-entry form through the depositary, and “you” means those who invest in the notes, whether they are the holders or only indirect owners. Owners of beneficial interests in the notes should read the subsection below entitled “— Form of Notes” and the section entitled “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

Information About Our Medium-Term Note Program

       All of our Medium-Term Notes, Series F, referred to in this prospectus supplement as the “notes”, will be a single, distinct series of debt securities issued under the indenture as described in the accompanying prospectus under “Description of Debt Securities We May Offer” on page 3. We may, however, issue notes in various amounts, at various times and on the terms we choose. The terms of the notes may differ from one another, and from other series of our debt securities. We may also offer notes having the same terms (or the same terms except the initial interest payment date) in tranches at different times and varying amounts.

       The notes are limited to such aggregate principal amount as shall result in an aggregate initial offering price not to exceed $3,817,795,000. We may increase this limit if in the future we determine that we may want to sell additional notes. For a description of the rights attached to different series of debt securities under the indenture, see “Description of Debt Securities We May Offer” on page 3 of the accompanying prospectus.

       New York law governs the indenture and the notes.

       Unless otherwise indicated in your pricing supplement, neither the restrictive covenants under the indenture nor any additional ones contained in the notes will necessarily afford holders of the notes protection in the event of a highly leveraged transaction involving us, such as a leveraged buyout.

       When we refer to “your pricing supplement”, we mean the pricing supplement describing the specific terms of the note you purchase.

Stated Maturity and Maturity

       The day on which the principal amount of your note is scheduled to become due and payable is called the “stated maturity” of the principal and will be a market day nine months or more from the issuance date of the note. This date will be specified on the face of the note and in your pricing supplement. The principal may become due and payable sooner, by reason of redemption or acceleration after a default. The day on which the principal actually becomes due and payable, whether at the stated maturity or earlier, is called the “maturity” of the principal.

       We also use the terms “stated maturity” and “maturity” to refer to the dates when other payments become due. For example, we may refer to a regular interest payment date when an installment of interest is scheduled to become due as the “stated maturity” of that installment. When we refer to the “stated maturity” or the “maturity” of a note without specifying a particular payment, we mean the stated maturity or maturity, as the case may be, of the principal.

Currency of Notes

       Amounts that become due and payable on your note will be payable in a currency, currency unit or composite currency specified in your pricing supplement.

       We call this currency, currency unit or composite currency a “specified currency”. The specified currency for your note will be U.S. dollars unless your pricing supplement states otherwise. Some notes may have different specified currencies for principal and interest.

       You will have to pay for your notes by delivering the requisite amount of the specified currency to a dealer that we name in your pricing supplement, unless other arrangements have been made between you and us or you and that dealer. We will make payments on your notes in the specified currency or in U.S. dollars, as described below under “— Payments on the Notes”. Before you purchase a foreign currency note, you should read carefully the section below entitled “Risks Relating to Foreign Currency Notes” and any other risk factors which are specified in your pricing supplement.

Types of Notes

       We will issue two main types of notes, which are distinguishable by the manner in which they bear interest:

•	Fixed Rate Notes. A note of this type will bear interest at a fixed rate described in your pricing supplement. This type includes “zero coupon notes”, which bear no interest and are instead issued at a price lower than the principal amount.

•	Floating Rate Notes. A note of this type will bear interest at rates that are determined by reference to an interest rate formula. In some cases, the rates may also be adjusted by adding or subtracting a spread or multiplying by a spread multiplier and may be subject to a minimum rate or a maximum rate. We describe the various interest rate formulas and these other features below under “— Interest Rates — Floating Rate Notes” on page S-6. If your note is a floating rate note, we will specify the formula and any adjustments that apply to the interest rate in your pricing supplement.

       The notes may also be distinguished by the prices at which they are originally issued or by the fact that the amounts payable on them at maturity or otherwise will depend on variable factors. There are three types:

•	Original Issue Discount Notes. A note of this type is issued at a price lower than its principal amount and provides that, upon early redemption or acceleration of its maturity, an amount less than its principal amount will be payable. A note issued at a discount to its principal may, for U.S. federal income tax purposes, be considered an original issue discount note, regardless of the amount payable upon redemption or acceleration. See “United States Taxation — United States Holders — Original Issue Discount” on page 17 of the accompanying prospectus. An original issue discount note may be a zero coupon note or may bear interest at a fixed or floating rate.

•	Indexed Notes. A note of this type provides that the principal amount payable at its maturity, and/or the amount of interest payable on an interest payment date, will be determined by reference to a currency exchange rate, commodity price, security price or index, or to any other financial or non-financial index or indices or baskets of any of these items described in your pricing supplement. This type includes “currency indexed notes”, for which the index is determined by the change, from one date to another, in the exchange rate between the specified currency and another currency. If you are a holder of an indexed note, you may receive a principal amount at maturity that is greater than or less than the face amount of your note depending upon the value of the applicable index at maturity. That value may fluctuate over time. If you purchase an indexed note, your pricing supplement will include information about the relevant index and about how amounts that are to become payable will be determined by reference to that index. Before you purchase any indexed note, you should read carefully the section entitled “Risks Relating to Indexed Notes” on page S-23 of this prospectus supplement and any other risk factors which are specified in your pricing supplement.

•	Amortizing Notes. If you are a holder of an amortizing note, you will receive payments of principal and interest in installments over the life of your note. Unless otherwise specified in your pricing supplement, interest on each amortizing note will be computed on the basis of a 360-day year consisting of twelve 30-day months. Payments on amortizing notes will be applied first to interest due and payable and then to the reduction of the unpaid principal amount. Further information concerning additional terms of amortizing notes will be specified in your pricing supplement, including a table setting forth repayment information for your amortizing note.

       The notes may also be distinguished by a variable maturity, as follows:

•	Extendable Notes. We may offer notes which give us the option to extend the stated maturity of the notes for one or more periods. If a note gives us this option, your pricing supplement will say so and will specify a final date beyond which we may not extend the stated maturity. The pricing supplement for notes of this type will also specify the procedures applicable to our exercise of the option to extend.

•	Renewable Notes. We may offer notes for which the stated maturity will automatically be extended for one or more periods, but not beyond a specified final date, unless the holder elects that the note should mature. If your note has this automatic renewal feature, your pricing supplement will say so and will specify the dates and procedures that will apply.

Whether the Defeasance Provisions Apply

       The full defeasance and covenant defeasance provisions of the indenture described under “Description of Debt Securities We May Offer — Defeasance” in the accompanying prospectus will apply to the notes. However, we might be unable to effect either full defeasance or covenant defeasance of the notes if we choose to issue any floating rate notes, notes denominated other than in U.S. dollars or indexed notes. In addition, as described in the accompanying prospectus under “Description of Debt Securities We May Offer — Defeasance” on page 10, we could not effect full defeasance of the notes unless there is a change in U.S. federal tax law.

Information to Be Contained in Your Pricing Supplement

       Your pricing supplement will describe one or more of the following terms of your note:

•	the stated maturity and if the stated maturity will be extended automatically or may be extended at our option;

•	the specified currency or currencies for principal and any premium and interest, and, if the specified currency is other than U.S. dollars, certain other terms relating to your note, including the authorized denominations and any exchange rate agent that will determine the relevant exchange rate;

•	the price at which we originally issue your note, expressed as a percentage of the principal amount, and the original issue date of your note;

•	whether your note is a fixed rate note or a floating rate note;

•	if your note is a fixed rate note, the rate per annum at which your note will bear interest, if any, any regular record date or dates and any interest payment date or dates;

•	if your note is a floating rate note, the interest rate basis, which may be one of the base rates described below in “— Interest Rates — Floating Rate Notes” beginning on page S-6; if applicable, the calculation agent, the index maturity, the spread or spread multiplier and the initial, maximum or minimum rate; and the interest reset dates, the determination dates, the interest calculation dates, the regular record dates and the interest payment dates; we describe all of these terms below under “— Interest Rates — Floating Rate Notes” beginning on page S-6;

•	if your note is a discount note, the yield to maturity and, if it is an original issue discount note, the amount that would be payable if the note is redeemed prior to its stated maturity or the maturity of its principal is accelerated;

•	if your note is an indexed note, the principal amount, if any, we will pay you at maturity; the amount of interest, if any, we will pay you on an interest payment date, as determined by reference to the applicable index, or the formula we will use to calculate these amounts, if any;

•	whether your note is an amortizing note, and if so, repayment information with respect to installments of principal and interest;

•	whether your note may be redeemed at our option or repaid at the holder’s option prior to the stated maturity and, if so, other relevant terms such as the redemption commencement date, repayment date(s), redemption price(s) and redemption period(s), all of which we describe below under “— Redemption and Repayment” on page S-16;

•	whether your note will be represented by a global note in book-entry form or issued as a physical note in certificated form; and

•	any other terms of your note that are not inconsistent with the provisions of the indenture.

Interest Rates

       This subsection describes the different kinds of interest rates that may apply to your note, if it bears interest.

Fixed Rate Notes

       Each fixed rate note, except any zero coupon note, will bear interest from and including its original issue date or from and including the most recent date to which interest on the note has been paid or made available for payment. Interest will accrue on the principal of a fixed rate note at the fixed yearly rate stated on the face of the note and in your pricing supplement, until the principal is paid or made available for payment. We will pay interest on each interest payment date and at maturity as described below under “— Payments on the Notes” on page S-18.

Floating Rate Notes

       In this subsection, we use several specialized terms relating to the manner in which floating interest rates are calculated. These terms appear in bold, italicized type without quotation marks the first time they appear and we define these terms in “— Special Rate Calculation Terms” at the end of this subsection beginning on page S-15.

       Also, please remember that the specific terms of your note as described in your pricing supplement will supplement, and may modify or replace, the general terms regarding the floating rates of interest described in this subsection. Some of the statements we make in this subsection may not apply to your note.

       Each floating rate note will bear interest from and including its original issue date or from and including the most recent date to which interest on the note has been paid or made available for payment, to but excluding the next interest payment date or maturity date, as the case may be, which we refer to as the “interest period”. Interest will accrue on the principal of a floating rate note at the yearly rate determined pursuant to the interest rate formula stated in the note and your pricing supplement, until the principal is paid or made available for payment. We will pay interest on each interest payment date and at maturity as described below under “— Payments on the Notes” on page S-18.

       Base Rates. We currently expect to issue floating rate notes that bear interest at rates based on one or more of the following “base rates”:

•	commercial paper rate;

•	prime rate;

•	LIBOR;

•	EURIBOR;

•	treasury rate;

•	CMT rate;

•	CD rate;

•	federal funds rate; and

•	any other interest rate basis or formula or combination of rates stated in your pricing supplement.

       We describe in further detail below in this subsection each of the base rates named above. If you purchase a floating rate note, your pricing supplement will specify the type of base rate that applies to your note.

       Initial Base Rate. For any floating rate note, the interest rate in effect from the original issue date to the first interest reset date will be the “initial base rate” specified in your pricing supplement.

       Spread or Spread Multiplier. In some cases, the base rate for a floating rate note may be adjusted:

•	by adding or subtracting a specified number of basis points called the “spread”, with one basis point being 0.01%; or

•	by multiplying the base rate by a specified percentage called the “spread multiplier”.

       If you purchase a floating rate note, your pricing supplement will specify whether a spread or spread multiplier will apply to your note and, if so, the amount of the spread or spread multiplier.

       Maximum and Minimum Rates. The actual interest rate, after any adjustment, may also be subject to either or both of the following limits:

•	a “maximum rate” — i.e., a specified upper limit that the actual interest rate in effect at any time may not exceed; and/or

•	a “minimum rate” — i.e., a specified lower limit that the actual interest rate in effect at any time may not fall below.

       If you purchase a floating rate note, your pricing supplement will specify whether a maximum rate and/or a minimum rate will apply to your note and, if so, what those rates are.

       Whether or not a maximum rate applies, the interest rate on a floating rate note will in no event be higher than the maximum rate permitted by New York law, as it may be modified by U.S. law of general application. Under current New York law, the maximum rate of interest, with some exceptions, for any loan in an amount less than $250,000 is 16% and for any loan in the amount of $250,000 or more but less than $2,500,000 is 25% per year on a simple interest basis. These limits do not apply to loans of $2,500,000 or more.

       Interest Reset Dates. The rate of interest on a floating rate note will be reset as described below, daily, weekly, monthly, quarterly, semi-annually, annually or otherwise, as specified in your pricing supplement. The date on which the interest rate resets and the reset rate becomes effective is called the “interest reset date”. Except as otherwise specified in your pricing supplement and as described below under “— Interest Determination Dates” regarding treasury rate notes, the interest reset date will be as follows:

•	for floating rate notes that reset daily, each market day;

•	for floating rate notes that reset weekly and are not treasury rate notes, the Wednesday of each week;

•	for treasury rate notes that reset weekly, the Tuesday of each week, except as otherwise described in the penultimate bullet under “— Interest Determination Dates” on page S-8;

•	for floating rate notes that reset monthly, the third Wednesday of each month;

•	for floating rate notes that reset quarterly, the third Wednesday of March, June, September and December of each year;

•	for floating rate notes that reset semiannually, the third Wednesday of each of two months of each year as specified in your pricing supplement; and

•	for floating rate notes that reset annually, the third Wednesday of one month of each year as specified in your pricing supplement.

       For a floating rate note, the interest rate in effect on any particular day will be the interest rate determined with respect to the latest interest reset date that occurs on or before that day. There are several exceptions, however, to the reset provisions described above.

       For floating rate notes that reset daily or weekly, the base rate in effect for each day following the second market day prior to an interest payment date to but excluding the interest payment date and for each day following the second market day prior to the maturity to but excluding the maturity will be the base rate in effect on that second market day.

       If any interest reset date for a floating rate note would otherwise be a day that is not a market day for that note, the interest reset date will be postponed to the next day that is a market day for that note. For a LIBOR or EURIBOR note, however, if that market day is in the next succeeding calendar month, the interest reset date will be the immediately preceding market day for that note.

       Interest Determination Dates. The interest rate that takes effect on an interest reset date will be determined by the “calculation agent”, an institution that we appoint for the purpose of making calculations relating to floating rate notes. The interest rate that will take effect on an interest reset date will be determined by reference to a particular date called an “interest determination date”. Except as otherwise specified in your pricing supplement:

•	For commercial paper rate notes, federal funds rate notes and prime rate notes, the interest determination date relating to a particular interest reset date will be the first market day immediately preceding that interest reset date.

•	For LIBOR notes, the interest determination date relating to a particular interest reset date will be the second London market day preceding the interest reset date, unless the index currency is pounds sterling, in which case the interest determination date will be the interest reset date. We call the interest determination date for a LIBOR note the “LIBOR interest determination date”.

•	For EURIBOR notes, the interest determination date relating to a particular interest reset date will be the second euro business day preceding the interest reset date. We call the interest determination date for a EURIBOR note the “EURIBOR interest determination date”.

•	For treasury rate notes, the interest determination date relating to a particular interest reset date, which we call a “treasury interest determination date”, will be the day of the week in which the interest reset date falls on which “treasury bills” — i.e., direct obligations of the U.S. government — would normally be auctioned. Treasury bills are usually sold at auction on the Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday, except that the auction may be held on the preceding Friday. If as the result of a legal holiday an auction is held on the preceding Friday, that Friday will be the treasury interest determination date relating to the interest reset date occurring in the next succeeding week. If the auction is held on a day that would otherwise be an interest reset date, then the interest reset date will instead be the first market day following the auction date.

•	For CD rate notes and CMT rate notes, the interest determination date relating to a particular interest reset date will be the second market day before the interest reset date.

       Interest Calculation Dates. As described above, the calculation agent will determine the interest rate that takes effect on a particular interest reset date by reference to the corresponding interest determination date. Except for LIBOR notes and EURIBOR notes, however, the calculation agent will actually make the determination of the rate no later than the corresponding interest calculation date. The “interest calculation date” will be the earlier of the following:

•	the tenth calendar day after the interest determination date or, if that tenth calendar day is not a market day, the next succeeding market day; and

•	the market day immediately preceding the interest payment date or the maturity, whichever is the day on which the next payment of interest will be due.

       The calculation agent need not wait until the relevant interest calculation date to determine the interest rate if the rate information it needs to make the determination is available from the relevant sources sooner.

       Interest Payment Dates. We will pay interest on each interest payment date and at maturity. The “interest payment dates” for a floating rate note will depend on when the interest rate is reset, as described below under “— Payments on the Notes” on page S-18.

       Calculation of Interest. Calculations relating to floating rate notes will be made by the calculation agent. Unless otherwise specified in your pricing supplement, U.S. Bank Trust National Association initially will be the calculation agent for all the notes. We may appoint a different institution to serve as calculation agent from time to time without your consent and without notifying you of the change.

       For each floating rate note, the calculation agent will determine, on the corresponding interest calculation or determination date, as applicable, the interest rate that takes effect on each interest reset date. In addition, the calculation agent will calculate the amount of interest that has accrued during each interest period. For each interest period, the calculation agent will calculate the amount of accrued interest by multiplying the face amount of the floating rate note by an accrued interest factor for the interest period. This factor will equal the sum of the interest factors calculated for each day during the interest period. The interest factor for each day will be expressed as a decimal and will be calculated by dividing the interest rate (also expressed as a decimal) applicable to that day:

•	by 360, in the case of commercial paper rate notes, prime rate notes, LIBOR notes, EURIBOR notes, CD rate notes and federal funds rate notes; or

•	by the actual number of days in the year, in the case of treasury rate notes and CMT rate notes.

       Upon the request of the holder of any floating rate note, the calculation agent will provide for that note the interest rate then in effect — and, if determined, the interest rate that will become effective on the next interest reset date. The calculation agent’s determination of any interest rate, and its calculation of the amount of interest for any interest period, will be final and binding in the absence of manifest error.

       All percentages resulting from any calculation relating to a note will be rounded upward or downward, as appropriate, to the next higher or lower one hundred-thousandth of a percentage point (e.g., 9.876541% (or .09876541) would be rounded down to 9.87654% (or .0987654) and 9.876545% (or ..09876545) would be rounded up to 9.87655% (or .0987655)). The calculation agent will round all amounts used in or resulting from any calculation relating to a floating rate note to the nearest cent, in the case of U.S. dollars, or to the nearest corresponding unit, in the case of a currency other than U.S. dollars, with one-half cent or one-half of a corresponding unit or more being rounded upward.

       In determining the base rate that applies to a floating rate note during a particular interest period, the calculation agent may obtain rate quotes from various banks or dealers active in the relevant market, as described in the following subsections. Those reference banks and dealers may include the calculation agent itself and its affiliates, as well as any agent named on the cover of this prospectus supplement and its affiliates.

       Commercial Paper Rate Notes. If you purchase a commercial paper rate note, your note will bear interest at a base rate equal to the commercial paper rate and adjusted by the spread or spread multiplier, if any, specified in your pricing supplement.

       The “commercial paper rate” will be the money market yield of the rate, for the relevant interest determination date, for commercial paper having the index maturity specified in your pricing supplement, as published in H.15(519) under the heading “Commercial Paper — Nonfinancial”. If the commercial paper rate cannot be determined as described above, the following procedures will apply:

•	If the rate described above does not appear in H.15(519) by 9:00 A.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from that source at that time), then the commercial paper rate will be the money market yield of the discount rate, for the relevant interest determination date, for commercial paper having the index maturity specified in your pricing supplement, as published in H.15 daily update or any other recognized electronic source used for displaying that rate, under the heading “Commercial paper — Nonfinancial”.

•	If the rate described above does not appear in H.15(519), H.15 daily update or another recognized electronic source by 3:00 P.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from one of those sources at that time), the commercial paper rate will be the money market yield of the arithmetic mean of the following offered rates for U.S. dollar commercial paper that has the relevant index maturity and is placed for an industrial issuer whose bond rating is “Aa”, or the equivalent, from a nationally recognized rating agency: the rates offered as of 11:00 A.M., New York City time, on the relevant interest determination date, by three leading U.S. dollar commercial paper dealers in New York City selected by the calculation agent.

•	If fewer than three dealers selected by the calculation agent are quoting as described above, the commercial paper rate for the new interest period will be the commercial paper rate in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

       Prime Rate Notes. If you purchase a prime rate note, your note will bear interest at a base rate equal to the prime rate and adjusted by the spread or spread multiplier, if any, specified in your pricing supplement.

       The “prime rate” will be the rate, for the relevant interest determination date, published in H.15(519) under the heading “Bank Prime Loan”. If the prime rate cannot be determined as described above, the following procedures will apply:

•	If the rate described above does not appear in H.15(519) by 9:00 A.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from that source at that time), then the prime rate will be the rate, for the relevant interest determination date, as published in H.15 daily update or another recognized electronic source used for the purpose of displaying that rate, under the heading “Bank prime loan”.

•	If the rate described above does not appear in H.15(519), H.15 daily update or another recognized electronic source by 3:00 P.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from one of those sources at that time), then the prime rate will be the arithmetic mean of the following rates as they appear on the Reuters screen US PRIME 1 page: the rate of interest publicly announced by each bank appearing on that page as that bank’s prime rate or base lending rate, as of 11:00 A.M., New York City time, on the relevant interest determination date.

•	If fewer than four of these rates appear on the Reuters screen US PRIME 1 page, the prime rate will be the arithmetic mean of the prime rates or base lending rates, as of the close of business on the relevant interest determination date, of three major banks in New York City selected by the calculation agent. For this purpose, the calculation agent will use rates quoted on the basis of the actual number of days in the year divided by a 360-day year.

•	If fewer than three banks selected by the calculation agent are quoting as described above, the prime rate for the new interest period will be the prime rate in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

       LIBOR Notes. If you purchase a LIBOR note, your note will bear interest at a base rate equal to “LIBOR”, which means the London interbank offered rate for deposits in U.S. dollars or any other index currency, as specified in your pricing supplement. In addition, the applicable LIBOR base rate will be adjusted by the spread or spread multiplier, if any, specified in your pricing supplement. LIBOR will be determined in the following manner:

•	LIBOR will be either:

•	the offered rate appearing on the Moneyline Telerate LIBOR page; or

•	the arithmetic mean of the offered rates appearing on the Reuters screen LIBOR page unless that page by its terms cites only one rate, in which case that one rate;

in either case, as of 11:00 A.M., London time, on the relevant LIBOR interest determination date, for deposits of the relevant index currency having the relevant index maturity beginning on the relevant interest reset date. Your pricing supplement will indicate the index currency, the index maturity and the reference page that apply to your LIBOR note. If no reference page is specified in your pricing supplement, the Moneyline Telerate LIBOR page will apply to your LIBOR note.

•	If the Moneyline Telerate LIBOR page applies and the rate described above does not appear on that page, or if the Reuters screen LIBOR page applies and fewer than two of the relevant rates appears on that page or no rate appears on any page on which only one rate normally appears, then LIBOR will be determined on the basis of the rates, at approximately 11:00 A.M., London time, on the relevant LIBOR interest determination date, at which deposits of the following kind are offered to prime banks in the London interbank market by four major banks in that market selected by the calculation agent: deposits of the index currency having the relevant index maturity, beginning on the relevant interest reset date, and in a representative amount. The calculation agent will request the principal London office of each of these banks to provide a quotation of its rate. If at least two quotations are provided, LIBOR for the relevant LIBOR interest determination date will be the arithmetic mean of the quotations.

•	If fewer than two quotations are provided as described above, LIBOR for the relevant LIBOR interest determination date will be the arithmetic mean of the rates for loans of the following kind to leading European banks quoted, at approximately 11:00 A.M., in the principal financial center for the country of the index currency, on that LIBOR interest determination date, by three major banks in that financial center selected by the calculation agent: loans of the index currency having the relevant index maturity, beginning on the relevant interest reset date, and in a representative amount.

•	If fewer than three banks selected by the calculation agent are quoting as described above, LIBOR for the new interest period will be LIBOR in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

       EURIBOR Notes. If you purchase a EURIBOR note, your note will bear interest at a base rate equal to the interest rate for deposits in euros designated as “EURIBOR” and sponsored jointly by the European Banking Federation and ACI — the Financial Market Association (or any company established by the joint sponsors for purposes of compiling and publishing that rate). In addition, the EURIBOR base rate will be adjusted by the spread or spread multiplier, if any, specified in your pricing supplement. EURIBOR will be determined in the following manner:

•	EURIBOR will be the offered rate for deposits in euros having the index maturity specified in your pricing supplement, beginning on the second euro business day after the relevant EURIBOR interest determination date, as that rate appears on Moneyline Telerate page 248 as of 11:00 A.M., Brussels time, on the relevant EURIBOR interest determination date.

•	If the rate described above does not appear on Moneyline Telerate page 248, EURIBOR will be determined on the basis of the rates, at approximately 11:00 A.M., Brussels time, on the relevant EURIBOR interest determination date, at which deposits of the following kind are offered to prime banks in the euro-zone interbank market by the principal euro-zone office of each of four major banks in that market selected by the calculation agent: euro deposits having the relevant index maturity, beginning on the relevant interest reset date, and in a representative amount. The calculation agent will request the principal euro-zone office of each of these banks to provide a quotation of its rate. If at least two quotations are provided, EURIBOR for the relevant EURIBOR interest determination date will be the arithmetic mean of the quotations.

•	If fewer than two quotations are provided as described above, EURIBOR for the relevant EURIBOR interest determination date will be the arithmetic mean of the rates for loans of the following kind to leading euro-zone banks quoted, at approximately 11:00 A.M., Brussels time, on that EURIBOR interest determination date, by three major banks in the euro-zone selected by the calculation agent: loans of euros having the relevant index maturity, beginning on the relevant interest reset date, and in a representative amount.

•	If fewer than three banks selected by the calculation agent are quoting as described above, EURIBOR for the new interest period will be EURIBOR in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

       Treasury Rate Notes. If you purchase a treasury rate note, your note will bear interest at a base rate equal to the treasury rate, adjusted by the spread or spread multiplier, if any, specified in your pricing supplement.

       The “treasury rate” will be the rate for the auction, on the relevant treasury interest determination date, of treasury bills having the index maturity specified in your pricing supplement, as that rate appears on Moneyline Telerate page 56 or 57 under the heading “Investment Rate”. If the treasury rate cannot be determined in this manner, the following procedures will apply.

•	If the rate described above does not appear on either page at 3:00 P.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from one of those sources at that time), the treasury rate will be the bond equivalent yield of the rate, for the relevant interest determination date, for the type of treasury bill described above, as published in H.15 daily update, or another recognized electronic source used for displaying that rate, under the heading “U.S. Government Securities/ Treasury Bills/ Auction High”.

•	If the rate described in the prior paragraph does not appear in H.15 daily update or another recognized electronic source by 3:00 P.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from one of those sources at that time), the treasury rate will be the bond equivalent yield of the auction rate, for the relevant treasury interest determination date and for treasury bills of the kind described above, as announced by the U.S. Department of the Treasury.

•	If the auction rate described in the prior paragraph is not so announced by 3:00 P.M., New York City time, on the relevant interest calculation date, or if no such auction is held for the relevant week, then the treasury rate will be the bond equivalent yield of the rate, for the relevant treasury interest determination date and for treasury bills having a remaining maturity closest to the specified index maturity, as published in H.15(519) under the heading “U.S. Government Securities/ Treasury Bills/ Secondary Market”.

•	If the rate described in the prior paragraph does not appear in H.15(519) by 3:00 P.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from that source at that time), then the treasury rate will be the rate, for the relevant treasury interest determination date and for treasury bills having a remaining maturity closest to the specified index maturity, as published in H.15 daily update, or another recognized electronic source used for displaying that rate, under the heading “U.S. Government Securities/ Treasury Bills/ Secondary Market”.

•	If the rate described in the prior paragraph does not appear in H.15 daily update or another recognized electronic source by 3:00 P.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from one of those sources at that time), the treasury rate will be the bond equivalent yield of the arithmetic mean of the following secondary market bid rates for the issue of treasury bills with a remaining maturity closest to the specified index maturity: the rates bid as of approximately 3:30 P.M., New York City time, on the relevant treasury interest determination date, by three primary U.S. government securities dealers in New York City selected by the calculation agent.

•	If fewer than three dealers selected by the calculation agent are quoting as described in the prior paragraph, the treasury rate in effect for the new interest period will be the treasury rate in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

       CMT Rate Notes. If you purchase a CMT rate note, your note will bear interest at a base rate equal to the CMT rate, adjusted by the spread or spread multiplier, if any, specified in your pricing supplement.

       The “CMT rate” will be the following rate displayed on the designated CMT Moneyline Telerate page under the heading “... Treasury Constant Maturities ... Federal Reserve Board Release H.15 ... Mondays Approximately

3:45 P.M.”, under the column for the designated CMT index maturity:

•	if the designated CMT Moneyline Telerate page is Moneyline Telerate page 7051, the rate for the relevant interest determination date; or

•	if the designated CMT Moneyline Telerate page is Moneyline Telerate page 7052, the weekly or monthly average, as specified in your pricing supplement, for the week that ends immediately before the week in which the relevant interest determination date falls, or for the month that ends immediately before the month in which the relevant interest determination date falls, as applicable.

If the CMT rate cannot be determined in this manner, the following procedures will apply.

•	If the applicable rate described above is not displayed on the relevant designated CMT Moneyline Telerate page at 3:00 P.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from that source at that time), then the CMT rate will be the applicable treasury constant maturity rate described above — i.e., for the designated CMT index maturity and for either the relevant interest determination date or the weekly or monthly average, as applicable — as published in H.15(519).

•	If the applicable rate described above does not appear in H.15(519) by 3:00 P.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from that source at that time), then the CMT rate will be the treasury constant maturity rate, or other U.S. treasury rate, for the designated CMT index maturity and with reference to the relevant interest determination date, that:

•	is published by the Board of Governors of the Federal Reserve System, or the U.S. Department of the Treasury, and

•	is determined by the calculation agent to be comparable to the applicable rate formerly displayed on the designated CMT Moneyline Telerate page and published in H.15(519).

•	If the rate described in the prior paragraph does not appear by 3:00 P.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from one of those sources at that time), then the CMT rate will be the yield to maturity of the arithmetic mean of the following secondary market offered rates for the most recently issued treasury notes having an original maturity of approximately the designated CMT index maturity and a remaining term to maturity of not less than the designated CMT index maturity minus one year and in a representative amount: the offered rates, as of approximately 3:30 P.M., New York City time, on the relevant interest determination date, of three primary U.S. government securities dealers in New York City selected by the calculation agent. In selecting these offered rates, the calculation agent will request quotations from five of these primary dealers and will disregard the highest quotation — or, if there is equality, one of the highest — and the lowest quotation — or, if there is equality, one of the lowest. “Treasury notes” are direct, non-callable, fixed rate obligations of the U.S. government.

•	If the calculation agent is unable to obtain three quotations of the kind described in the prior paragraph, the CMT rate will be the yield to maturity of the arithmetic mean of the following secondary market offered rates for treasury notes with an original maturity longer than the designated CMT index maturity, with a remaining term to maturity closest to the designated CMT index maturity and in a representative amount: the offered rates, as of approximately 3:30 P.M., New York City time, on the relevant interest determination date, of three primary U.S. government securities dealers in New York City selected by the calculation agent. In selecting these offered rates, the calculation agent will request quotations from five of these primary dealers and will disregard the highest quotation — or, if there is equality, one of the highest — and the lowest quotation — or, if there is equality, one of the lowest. If two treasury notes with an original maturity longer than the designated CMT index maturity have remaining terms to maturity that are equally close to the designated CMT index maturity, the calculation agent will obtain quotations for the treasury note with the shorter remaining term to maturity.

•	If fewer than five but more than two of these primary dealers are quoting as described in the prior paragraph, then the CMT rate for the relevant interest determination date will be based on the arithmetic mean of the offered rates so obtained, and neither the highest nor the lowest of those quotations will be disregarded.

•	If two or fewer primary dealers selected by the calculation agent are quoting as described above, the CMT rate in effect for the new interest period will be the CMT rate in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

       CD Rate Notes. If you purchase a CD rate note, your note will bear interest at a base rate equal to the CD rate, adjusted by the spread or spread multiplier, if any, specified in your pricing supplement.

       The “CD rate” will be the rate, on the relevant interest determination date, for negotiable U.S. dollar certificates of deposit having the index maturity specified in your pricing supplement, as published in H.15(519) under the heading “CDs (Secondary Market)”. If the CD rate cannot be determined in this manner, the following procedures will apply:

•	If the rate described above does not appear in H.15(519) by 3:00 P.M., New York City time, on the relevant interest calculation date, then the CD rate for the relevant interest determination date will be the rate described above as published in H.15 daily update, or another recognized electronic source used for displaying that rate, under the heading “CDs (Secondary Market)”.

•	If the rate described above does not appear in H.15(519), H.15 daily update or another recognized electronic source by 3:00 P.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from one of those sources at that time), the CD rate will be the arithmetic mean of the following secondary market offered rates for negotiable U.S. dollar certificates of deposit of major U.S. money center banks with a remaining maturity closest to the specified index maturity, and in a representative amount: the rates offered as of 10:00 A.M., New York City time, on the relevant interest determination date, by three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in New York City, as selected by the calculation agent.

•	If fewer than three dealers selected by the calculation agent are quoting as described above, the CD rate in effect for the new interest period will be the CD rate in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

       Federal Funds Rate Notes. If you purchase a federal funds rate note, your note will bear interest at a base rate equal to the federal funds rate, adjusted by the spread or spread multiplier, if any, specified in your pricing supplement.

       The “federal funds rate” will be the rate for U.S. dollar federal funds on the relevant interest determination date, as published in H.15(519) under the heading “Federal Funds (Effective)”, as that rate is displayed on Moneyline Telerate page 120. If the federal funds rate cannot be determined in this manner, the following procedures will apply:

•	If the rate described above is not displayed on Moneyline Telerate page 120 at 3:00 P.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from that source at that time), then the federal funds rate for the relevant interest determination date will be the rate described above as published in H.15 daily update, or another recognized electronic source used for displaying that rate, under the heading “Federal Funds (Effective)”.

•	If the rate described above is not displayed on Moneyline Telerate page 120 and does not appear in H.15(519), H.15 daily update or another recognized electronic source by 3:00 P.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from one of those sources at that time), the federal funds rate will be the arithmetic mean of the rates for the last transaction in overnight, U.S. dollar federal funds arranged before 9:00 A.M., New York City time, on the relevant interest determination date, by three leading brokers of U.S. dollar federal funds transactions in New York City selected by the calculation agent.

•	If fewer than three brokers selected by the calculation agent are quoting as described above, the federal funds rate in effect for the new interest period will be the federal funds rate in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

Special Rate Calculation Terms

       In the section entitled “— Interest Rates — Floating Rate Notes”, we introduced several terms that have special meanings relevant to calculating floating interest rates without explaining the meanings. We define these terms as follows:

       “Bond equivalent yield” means a yield expressed as a percentage and calculated in accordance with the following formula:

bond equivalent yield =	D × N N - (D × M)	× 100

where

•	“D” means the annual rate for treasury bills quoted on a bank discount basis and expressed as a decimal;

•	“N” means 365 or 366, as the case may be; and

•	“M” means the actual number of days in the applicable interest rate period.

       “Business day” means a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in that place generally are authorized or obligated by law or executive order to close.

       “Designated CMT index maturity” means the index maturity for a CMT rate note and will be the original period to maturity of a U.S. treasury security — either 1, 2, 3, 5, 7, 10, 20 or 30 years — specified in your pricing supplement. If no such original maturity period is so specified, the designated CMT index maturity will be 2 years.

       “Designated CMT Moneyline Telerate page” means the Moneyline Telerate page specified in your pricing supplement that displays treasury constant maturities as reported in H.15(519). If no Moneyline Telerate page is so specified, then the applicable page will be Moneyline Telerate page 7052. If Moneyline Telerate page 7052 applies but your pricing supplement does not specify whether the weekly or monthly average applies, the weekly average will apply.

       “Euro business day” means any day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System, or any successor system, is open for business.

       “Euro-zone” means, at any time, the region comprised of the member states of the European Economic and Monetary Union that, as of that time, have adopted a single currency in accordance with the Treaty on European Union of February 1992, as amended.

       “H.15(519)” means the weekly statistical release entitled “Statistical Release H.15(519)”, or any successor publication, published by the Board of Governors of the Federal Reserve System.

       “H.15 daily update” means the daily update of H.15(519) available through the worldwide-web site of the Board of Governors of the Federal Reserve System, at http://www.federalreserve.gov/releases/H15/update, or any successor site or publication.

       “Index currency” means, with respect to a LIBOR note, the currency specified as such in your pricing supplement. The index currency may be U.S. dollars or any other currency, and will be U.S. dollars unless another currency is specified in your pricing supplement.

       “Index maturity” means, with respect to a floating rate note, the period to maturity of the instrument or obligation on which the interest rate formula is based, as specified in your pricing supplement.

       “London market day” means any day on which dealings in the relevant index currency are transacted in the London interbank market.

       “Market day” means, for any note, a day that meets all the following applicable requirements:

•	for all notes, is a business day in New York City;

•	if the note is a LIBOR note, is also a London market day, unless otherwise specified in your pricing supplement;

•	if the note has a specified currency other than U.S. dollars or euros, is also a business day in the principal financial center of the country issuing the specified currency, unless otherwise specified in your pricing supplement;

•	if the note is a EURIBOR note or has a specified currency of euros, or is a LIBOR note for which the index currency is euros, is also a euro business day, unless otherwise specified in your pricing supplement; and

•	for any other notes, is a business day in New York City and as may be specified in your pricing supplement.

       “Money market yield” means a yield expressed as a percentage and calculated in accordance with the following formula:

Money market yield =	D × 360 360 - (D × M)	× 100

where

•	“D” means the annual rate for commercial paper quoted on a bank discount basis and expressed as a decimal; and

•	“M” means the actual number of days in the relevant interest period.

       “Moneyline Telerate LIBOR page” means Moneyline Telerate page 3750 or any replacement page or pages on which London interbank rates of major banks for the relevant index currency are displayed.

       “Moneyline Telerate page” means the display on Moneyline Telerate, Inc., or any successor service, on the page or pages specified in this prospectus supplement or your pricing supplement, or any replacement page or pages on that service.

       “Principal financial center” means, unless otherwise specified in your pricing supplement, the capital city of the country issuing the specified currency, except that with respect to U.S. dollars, Australian dollars, Canadian dollars, South African rand and Swiss francs, the principal financial center will be The City of New York, Sydney, Toronto, Johannesburg and Zurich, respectively.

       “Representative amount” means an amount that, in the calculation agent’s judgment, is representative of a single transaction in the relevant market at the relevant time.

       “Reuters screen LIBOR page” means the display on the Reuters Monitor Money Rates Service, or any successor service, on the page designated as “LIBOR” or any replacement page or pages on which London interbank rates of major banks for the relevant index currency are displayed.

       “Reuters screen US PRIME 1 page” means the display on the “US PRIME 1” page on the Reuters Monitor Money Rates Service, or any successor service, or any replacement page or pages on that service, for the purpose of displaying prime rates or base lending rates of major U.S. banks.

       If, when we use the terms designated CMT Telerate page, H.15 (519), H.15 daily update, Reuters screen LIBOR page, Reuters screen US PRIME 1 page, Moneyline Telerate LIBOR page or Moneyline Telerate page, we refer to a particular heading or headings on any of those pages, those references include any successor or replacement heading or headings as determined by the calculation agent.

Redemption and Repayment

       Unless otherwise indicated in your pricing supplement, your note will not be entitled to the benefit of any sinking fund — that is, we will not deposit money on a regular basis into any separate custodial account to repay your notes. In addition, we will not be entitled to redeem your note before its stated maturity unless your pricing supplement specifies an initial date on which your note may be redeemed by us, often referred to as a redemption commencement date. You will not be entitled to require us to buy your note from you before its stated maturity, unless your pricing supplement specifies one or more optional repayment dates.

       If your pricing supplement specifies a redemption commencement date, it will also specify one or more redemption prices, which will be expressed as a percentage of the principal amount of your note. It may also specify one or more redemption periods during which the redemption prices relating to a redemption of notes during those periods will apply.

       If your pricing supplement specifies a redemption commencement date, your note will be redeemable at our option at any time on or after that date. If your pricing supplement states that we may redeem notes in whole or in part, then we may redeem your entire note or any portion of the principal amount which would be an authorized denomination for the note, except that any remaining unredeemed portion must be at least the minimum denomination for the note. If we redeem your note, we will do so at the specified redemption price, together with interest accrued to the redemption date. If different prices are specified for different redemption periods, the price we pay will be the price that applies to the redemption period during which your note is redeemed.

       If we exercise an option to redeem any note, we will give to the trustee and the holder written notice of the principal amount of the note to be redeemed, not less than 30 days nor more than 60 days before the applicable redemption date.

       If your pricing supplement specifies an optional repayment date, your note will be repayable at the option of the holder on the specified optional repayment date at a repayment price of 100% of the principal amount being redeemed, or, if your note is an original issue discount note, at a price specified in your pricing supplement, together with interest accrued to the repayment date. If your pricing supplement states that the holder may elect repayment of the note in whole or in part, then the holder may elect repayment of the entire note or any portion of the principal amount which would be an authorized denomination for the note, except that any remaining unpaid portion must be at least the minimum denomination for the note. To obtain repayment, the holder must complete the “Option to Elect Repayment” form on the note and surrender the note at the corporate trust office of the trustee not more than 60 days nor less than 30 days before the date of repayment. Exercise of the repayment option is irrevocable.

       If a note represented by a global note is subject to repayment at the holder’s option, the depository or its nominee, as the holder, will be the only person that can exercise the right to repayment. Any indirect holders who own beneficial interests in the global note and wish to exercise a repayment right must give proper and timely instructions to their banks or brokers through which they hold their interest, requesting that they notify the depository to exercise the repayment right on their behalf. Different firms have different deadlines for accepting instructions from their customers, and you should take care to act promptly enough to ensure that your request is given effect by the depository before the applicable deadline for exercise.

Street name and other indirect holders should contact their banks or brokers for information about how to exercise a repayment right in a timely manner.

       If the option of the holder to elect repayment as described above is deemed to be a “tender offer” within the meaning of Rule 14e-1 under the Securities Exchange Act of 1934, as amended, we will comply with Rule 14e-1 as then in effect to the extent applicable.

       We or our affiliates may purchase notes from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Notes that we or they purchase may, at our discretion, be held, resold or canceled.

Form of Notes

       Unless your pricing supplement states otherwise, we will issue all notes in the form of global securities, and The Depository Trust Company, also known as DTC, will be the depositary. So long as notes are in the form of global notes, all investors in those notes will be indirect holders and you will not be able to become a direct holder of those notes except under the special circumstances described on page 13 in the accompanying prospectus under “Legal Ownership and Book-Entry Issuance”. If we do not issue your notes in the form of global notes, you may choose to hold those notes as a direct holder or to hold them in street name or through other indirect means.

Denomination of Notes

       Unless we specify differently in your pricing supplement, the denomination of your note will be $1,000 and integral multiples of $1,000 above that. The denomination of foreign currency notes will be specified in your pricing supplement; however, no foreign currency notes will be issued for less than $1,000 or its equivalent in other currencies or composite currencies.

Payments on the Notes

Who Receives Payment?

In addition to the descriptions in this subsection, you should read carefully the subsection entitled “Description of Debt Securities We May Offer — Additional Mechanics — Payment and Paying Agents” in the accompanying prospectus for certain general procedures that we follow in making payments to you.

       Interest and, in the case of amortizing notes, principal will be payable to the registered holder at the close of business on the regular record date next preceding each interest payment date. However, interest payable at maturity or redemption will be payable to the registered holder to whom principal is payable. In the case of a global note, the registered holder will be the depositary or its nominee. The first payment of interest and, in the case of amortizing notes, principal, on any note originally issued between a regular record date and an interest payment date will be made on the interest payment date following the next succeeding regular record date to the registered owner on that next succeeding regular record date.

       Unless otherwise indicated in your pricing supplement, the regular record date means:

•	with respect to any floating rate note, the date 15 calendar days prior to each interest payment date, whether or not that date is a market day.

•	with respect to any fixed rate note, the fifteenth day of the month next preceding a scheduled interest payment date that occurs on the first day of a month, or the first day of a month where the scheduled interest payment date is the fifteenth day of the month, in all cases, whether or not the regular record date is a market day. For the purpose of determining the holder at the close of business on a regular record date when business is not being conducted, the close of business will mean 5:00 P.M., New York City time, on that day.

Payment Dates

       Fixed Rate Notes. Unless otherwise specified in your pricing supplement, interest on a fixed rate note will be payable semi-annually or otherwise, on the dates specified in the note and in your pricing supplement (we refer to each such date as an interest payment date) and at maturity. Each payment of interest due on an interest payment date or the date of maturity will include interest accrued from and including the last date to which interest has been paid or made available for payment (or from the issue date if no interest has been paid or made available for payment) to, but excluding, the interest payment date or the date of maturity. We will compute interest on fixed rate notes on the basis of a 360-day year consisting of twelve 30-day months.

       If any interest payment date or the date of maturity of a fixed rate note falls on a day that is not a market day, we will make the required payment of principal, premium, if any, and interest on the next succeeding market day, and no additional interest will accrue in respect of the payment made on that next succeeding market day.

       Regardless of these rules, if we originally issue a note after the regular record date and before the date that would otherwise be the first interest payment date, the first interest payment date will be the date that would otherwise be the second interest payment date.

       Floating Rate Notes. Unless otherwise indicated in your pricing supplement and except as provided below, interest will be payable as follows:

•	in the case of floating rate notes which reset daily, weekly or monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year, as indicated in your pricing supplement;

•	in the case of floating rate notes which reset quarterly, on the third Wednesday of March, June, September and December of each year;

•	in the case of floating rate notes which reset semi-annually, on the third Wednesday of the two months of each year specified in your pricing supplement;

•	in the case of floating rate notes which reset annually, on the third Wednesday of the month specified in your pricing supplement (each an “interest payment date”); and

•	in each case, at maturity.

       Payments of interest on any floating rate note with respect to any interest payment date will include interest accrued from and including the last date to which interest has been paid or made available for payment (or from the issue date if no interest has been paid or made available for payment) to but excluding that interest payment date or date of maturity, as the case may be.

       If any interest payment date other than the date of maturity for any floating rate note would otherwise be a day that is not a market day, such interest payment date will be postponed to the next succeeding market day, except that in the case of a floating rate note as to which LIBOR is the interest rate basis and that market day falls in the next succeeding calendar month, the particular interest payment date will be the immediately preceding market day. If an interest payment date falls on a date of maturity that is not a market day or if the date of maturity falls on a day that is not a market day, we will make the required payment of principal, premium, if any, and interest on the next succeeding market day.

       Regardless of these rules, if we originally issue a note after the regular record date and before the date that would otherwise be the first interest payment date, the first interest payment date will be the date that would otherwise be the second interest payment date.

       In addition, the following special provision will apply to a floating rate note with regard to any interest payment date other than one that falls on the maturity. If the interest payment date would otherwise fall on a day that is not a market day, then the interest payment date will be the next day that is a market day. However, if the floating rate note is a LIBOR note or a EURIBOR note and the next market day falls in the next calendar month, then the interest payment date will be the next preceding day that is a market day.

Payment Mechanics

How We Will Make Payments on Global Notes

Book-entry and other indirect holders should consult their banks or brokers for information on how they will receive payments.

       We will make payments on a global note in accordance with the applicable policies of the depository as in effect from time to time. Currently, the depository is The Depository Trust Company, New York, New York (DTC). Under DTC’s policies, we will pay directly to DTC, or its nominee, and not to any indirect holders who own beneficial interests in the global note. We will do this by making the funds available to the trustee on any interest payment date or at maturity. As soon as possible after that, the trustee will make such payments to DTC, and DTC will allocate and make such payments to the holders of the notes in accordance with its existing procedures. An indirect holder’s right to receive those payments will be governed by the rules and practices of DTC and the banks or brokers through which the indirect holder holds a beneficial interest in the note. Neither we nor the trustee have any responsibility or liability for such payments by DTC or the banks or brokers.

       We understand that, under DTC’s current practice, DTC elects to have all payments on a global note for which it is the depository made in U.S. dollars, regardless of the specified currency for the payment, unless notified by a bank or broker participating in its book-entry system, through which an indirect holder’s beneficial interest in the global note may be held, that it elects to receive payment in the specified currency.

       Election to Receive Payments in the Specified Currency. Unless otherwise indicated in your pricing supplement, if you are an indirect holder of global notes or other notes held indirectly through DTC denominated in a specified currency other than U.S. dollars, you may elect to receive all or part of the payments on your note in a specified currency other than U.S. dollars, provided the following steps are properly followed and completed by all parties involved:

•	You must notify the participant through which your interest in the global note or other note is held of your election:

•	on or before the applicable regular record date, in the case of a payment of interest, or

•	on or before the 16th day prior to the stated maturity, or any redemption or repayment date, in the case of payment of principal or any premium.

•	Your participant must, in turn, notify DTC of your election on or before the third business day in New York City after that regular record date, or after that 16th day.

•	DTC, in turn, must notify the trustee of your election in accordance with DTC’s procedures on or prior to the fifth business day in New York City after that regular record date or after that 16th day.

       If complete instructions are received by the participant and forwarded by the participant to DTC, and by DTC to the trustee, on or before the dates noted above, the trustee, in accordance with DTC’s instructions, will make the payments to you or your participant by wire transfer of immediately available funds to an account maintained by the payee with a bank located in the country issuing the specified currency.

       If the foregoing steps are not properly completed, you will receive payments in U.S. dollars.

       In some circumstances, we will make a payment in U.S. dollars even though it is due in another currency. See “— Payments Due in Other Currencies — Payments Due in Other Currencies May Be Made in U.S. Dollars”.

Indirect holders who own beneficial interests in a global note denominated in a currency other than U.S. dollars should consult their banks or brokers for information on how to request payment in the specified currency.

How We Will Make Payments on Certificated Notes

       Payments Due in U.S. Dollars. If you hold a certificated note, and the interest, principal or any premium due on the note at maturity is due in U.S. dollars, we will make the payments in the following manner. We will pay interest that is due on an interest payment date which is not the maturity for principal:

•	by check mailed on the interest payment date to the holder at his or her address for payments shown on the trustee’s records as of the close of business on the regular record date, or

•	by wire transfer of immediately available funds to an account at a bank in New York City, if the holder has provided appropriate wire transfer instructions to the trustee at least five days prior to the payment date.

       We will make payments of principal and any premium and any interest due at maturity by wire transfer of immediately available funds to an account at a bank in New York City, on the due date, upon surrender of the note at the corporate trust office of U.S. Bank Trust National Association in the Borough of Manhattan,

The City of New York, or at another paying agent appointed with respect to your note. To designate an account for payment by wire transfer, the holder must give the trustee appropriate wire transfer instructions at least five days prior to the payment date. You will not receive payment by wire transfer on the due date unless you have provided wire transfer instructions to the trustee and surrendered your note in time for the trustee or another paying agent appointed with respect to your note to make the payment in accordance with its normal procedures.

       Any instructions, once properly given, will remain in effect unless and until new instructions are properly given in the manner described above.

       Payments Due in Other Currencies. Unless otherwise specified in your pricing supplement and except as described below under “— Payments Due in Other Currencies May Be Made in U.S. Dollars”, payments of interest and principal, and premium, if any, with respect to any certificated note to be made in a specified currency other than U.S. dollars will be made by wire transfer of immediately available funds to any account requested by the holder, provided that the account is with a bank located in the country issuing the specified currency or, with respect to notes denominated in euros, in a euro account. To designate an account for payment by wire transfer, the holder must give the trustee appropriate wire transfer instructions at least five days prior to the payment date. In the case of any interest payment due on an interest payment date, the person giving the instruction must be the holder on the related regular record date. In the case of payment of principal and premium, if any, and any interest due at maturity, the certificated note must be surrendered to the trustee or another paying agent appointed with respect to your note in time for the trustee or that paying agent to make such payments in accordance with its normal procedures.

       Any instructions, once properly given, will remain in effect unless and until new instructions are properly given in the manner described above.

       If a holder fails to give instructions as described above, we will notify the holder at the address in the trustee’s records and will make the payment within five market days after the holder provides appropriate instructions. Any late payment made in these circumstances will be treated under the indenture as if made on the due date, and no interest will accrue on the late payment from the due date to the date paid.

       We will pay any administrative costs imposed by banks in connection with making payments by wire transfer, but holders of the notes must bear any tax, assessment or governmental charge imposed upon such payments.

Payments Due in Other Currencies May Be Made in U.S. Dollars

       There are a few instances where we will make a payment in U.S. dollars even though it is due in another currency. We describe below these special situations.

       Request by Holder. Although a payment on a certificated note may be due in a specified currency other than U.S. dollars, we will make the payment in U.S. dollars if the holder asks us to do so. To request U.S. dollar payment, the holder must provide appropriate written notice to the trustee at the trustee’s corporate trust office in the Borough of Manhattan, The City of New York. In the case of any interest payment due on an interest payment date, the request must be made by the person who is the holder on the relevant regular record date and must be made no later than that regular record date. In the case of any other payment, the request must be made by the person who is the holder on the due date of the payment and must be made at least 16 days prior to the payment date. Any request, once properly made, will remain in effect unless and until revoked by notice properly given in the manner described above.

Book-entry and other indirect holders of a beneficial interest in a note with a specified currency other than U.S. dollars should contact their banks or brokers for information about how to receive payments in the specified currency or in U.S. dollars.

       When a holder requests that we make payments in U.S. dollars of an amount due in another currency, either on a global note or a certificated note as described above, we will use the following process to determine the U.S. dollar amount the holder receives. The exchange rate agent will request currency bid quotations from three recognized foreign exchange dealers in New York City, one of which may be the exchange rate agent, on the second market day before the payment date for purchase by the quoting dealer of the specified currency for U.S. dollars for settlement on such payment date. The currency bid quotations will be requested on an aggregate basis, for all holders requesting U.S. dollar payments of amounts payable on the same date in the same specified currency. Each quoting dealer must commit to executing a contract. The U.S. dollar amount the holder receives will be based on the highest currency bid quotation received by the exchange rate agent as of 11:00 A.M., New York City time, on such date of quotation. If the exchange rate agent determines that three currency bid quotations are not available on the second market day, the payment will be made in the specified currency. A holder that requests payment in U.S. dollars will bear all associated currency exchange costs, which will be deducted from the payment.

       Unless otherwise specified in your pricing supplement, U.S. Bank Trust National Association initially will be the exchange rate agent for notes in a specified currency other than U.S. dollars. We may change the exchange rate agent from time to time without your consent and without notifying you of the change.

       All determinations made by the exchange rate agent will be at its sole discretion unless we state in your pricing supplement that any determination is subject to our approval. In the absence of manifest error, those determinations will be conclusive for all purposes and binding on you and us, without any liability on the part of the exchange rate agent.

       Currency Exchange Controls. If we are obligated to make any payment in a specified currency other than U.S. dollars, and the specified currency is not available due to the imposition of exchange controls or other circumstances beyond our control, we will be entitled to satisfy our obligation by making the payment in U.S. dollars on the basis of the most recently available noon buying rate for cable transfers of the other currency as reported by the Federal Reserve Bank of New York. See “Risks Relating to Foreign Currency Notes — Non-U.S. Dollar Notes Will Permit Us to Make Payments in Dollars if We Are Unable to Obtain the Specified Currency”. The foregoing will apply to any note, whether in global or certificated form, and to any payment, including a payment at maturity. Any payment made under the circumstances and in a manner described above will not constitute an event of default under the indenture.

       Unavailability of Foreign Currency. If any specified currency is converted into or replaced by another currency pursuant to law having general and direct applicability in the jurisdiction which issued that specified currency (which may include European Community law), we will make any payments on notes otherwise required to be made in that specified currency in the currency into or by which that specified currency has been converted or replaced, based on the conversion or equivalency rate prescribed by law having general and direct applicability in that jurisdiction (which may include European Community law), and that specified currency will not be deemed to be unavailable to us solely by reason of that conversion or replacement.

       Similarly, if any currency is introduced in the jurisdiction issuing any specified currency on the basis of legally enforceable equivalency to that specified currency pursuant to law having general and direct applicability in that jurisdiction (which may include European Community law) in preparation for conversion of that specified currency into, or replacement of that specified currency by, that other currency, we will be entitled, at our option, to make any payments on notes otherwise required to be made in that specified currency in that other currency based on the equivalency rate prescribed by law having general and direct applicability in that jurisdiction (which may include European Community law). Making payments in accordance with this paragraph or the preceding paragraph will not, by itself, constitute a default in our obligations to make those pay-

ments. No occurrence of a currency conversion, replacement or introduction of a type described in this paragraph or the preceding paragraph involving a specified currency will, by itself, entitle us to avoid our obligations under any note or entitle us or you or any holder of a note to rescission of the purchase and sale of that note or to reformation of any of the terms of that note on the grounds of impossibility or impracticability of performance, frustration of purpose or otherwise.

RISKS RELATING TO INDEXED NOTES

       THIS PROSPECTUS SUPPLEMENT AND ANY ATTACHED PROSPECTUS (INCLUDING YOUR PRICING SUPPLEMENT) DO NOT DESCRIBE ALL THE RISKS OF AN INVESTMENT IN INDEXED NOTES, AND YOU SHOULD CONSULT YOUR OWN FINANCIAL AND LEGAL ADVISORS ABOUT THE RISKS OF AN INVESTMENT IN INDEXED NOTES. IF YOU ARE UNSOPHISTICATED WITH RESPECT TO INDEXED SECURITIES, THESE NOTES ARE NOT AN APPROPRIATE INVESTMENT FOR YOU.

       We use the term “indexed notes” to mean notes whose value is linked to an underlying asset or index, as well as units that include a note of this kind.

An Investment in Indexed Notes Presents Significant Risks Not Associated with Other Types of Securities

       An investment in indexed notes presents significant risks not associated with other types of securities. If we issue indexed notes, we will describe certain risks associated with that particular indexed note more fully in your pricing supplement. Indexed notes may present a high level of risk, and you may lose your entire investment if you purchase indexed notes.

       The treatment of indexed notes for U.S. federal income tax purposes is often unclear due to the absence of any authority specifically addressing the issues presented by any particular indexed note. Thus, if you are an investor in indexed notes, you, or your tax advisor, should, in general, be capable of independently evaluating the federal income tax consequences of purchasing an indexed note that apply in your particular circumstances. You should also read “United States Taxation” on page 15 of the accompanying prospectus.

Investors in Indexed Notes Could Lose Principal or Interest

       The principal amount of an indexed note payable at maturity, the amount of interest payable on an interest payment date and at maturity, and/or the cash value or physical settlement value of a physically settled note, will be determined by reference to one or more of the following:

•	currencies, including baskets or indices of currencies;

•	commodities, including baskets or indices of commodities;

•	securities, including baskets or indices of securities; or

•	any other index or financial measure, including the occurrence or non-occurrence of any event or circumstances.

We refer to each of these as an “index”. Your pricing supplement will provide information regarding the index that applies to your notes.

       The direction and magnitude of the change in the value of the relevant index will determine the principal amount of an indexed note payable at maturity, the amount of interest payable on an interest payment date and at maturity and/or the cash value or physical settlement value of a physically settled note. The terms of a particular indexed note may or may not include a guaranteed return of a percentage of the face amount at maturity or a minimum interest rate. Thus, if you purchase an indexed note, you may lose all or a portion of the principal you invest and may receive no interest on the note.

The Market Price of Indexed Notes Will Be Influenced by Many Unpredictable Factors

       Several factors, many of which are beyond our control, will influence the value of indexed notes, including:

•	the market price of the index stock or other property, which we call the reference property;

•	the volatility (frequency and magnitude of changes in price) of the reference property;

•	the dividend rate on the reference property;

•	economic, financial, political, regulatory or judicial events that affect markets generally and which may affect the market price of the reference property;

•	interest and yield rates in the market; and

•	the time remaining until (a) you can exchange your indexed notes for the reference property, (b) we can call the indexed notes, and (c) the indexed notes mature.

       These factors will influence the price that you will receive if you sell your indexed securities prior to maturity. For example, you may have to sell your indexed securities at a substantial discount from the issue price if the market price of the reference property is at, below or not sufficiently above the price of the reference property at pricing.

       You cannot predict the future performance of an index or an indexed security based on its historical performance.

The Issuer of Reference Property Could Take Actions That May Adversely Affect an Indexed Security

       The issuer of a stock or other security that serves as the reference property or as part of the reference property for an indexed note will, unless otherwise provided in your pricing supplement, have no involvement in the offer and sale of the indexed note and no obligations to the holder of the indexed note. The issuer may take actions, such as a merger or sale of assets, without regard to the interests of the holders of our indexed notes. Any of these actions could adversely affect the value of a note indexed to the reference property.

       The issuer of the reference property is not involved in the offering of the indexed notes in any way and has no obligation to consider your investment as owner of these indexed notes in taking any corporate actions that might affect the value of your notes. None of the money you pay for an indexed note will go to a third-party issuer.

An Indexed Note May Be Linked to a Volatile Index, Which Could Hurt Your Investment

       Certain indices are highly volatile, which means that their value may change significantly, up or down, over a short period of time. The expected principal amount payable at maturity, the amount of interest payable on an interest payment date and at maturity and the cash value or physical settlement value of a physically settled note based on a volatile index may vary substantially from time to time. Because the amount payable on an indexed note is generally calculated based on the value of the relevant index on a specified date or over a limited period of time, volatility in the index increases the risk that the return on the indexed notes may be adversely affected by a fluctuation in the level of the relevant index.

       The volatility of an index may be affected by political or economic events, including government actions, or by the activities of participants in the relevant markets. Any of these could adversely affect the value of an indexed security.

An Index to Which a Note Is Linked Could Be Changed or Become Unavailable

       Some indices may consist of or refer to several different currencies, commodities, securities or other financial instruments. The compiler of such an index typically reserves the right to alter the composition of the index and the manner in which the value of the index is calculated. An alteration may result in a decrease in the value of or return on an indexed note that is linked to the index.

       An index may become unavailable due to events such as war, natural disasters, cessation of publication of the index or a suspension of, or disruption in, trading in the currency or currencies, commodity or commodities, security or securities or other financial instrument or instruments comprising or underlying the index. If an index becomes unavailable, we may delay determining the amount payable on an indexed note or we may use an alternative method to determine the value of the unavailable index. Alternative methods of valuation are generally intended to produce a value similar to the value resulting from reference to the relevant index. However, it is unlikely that any alternative method of valuation we use will produce a value identical to the value that the actual index would produce. If we use an alternative method of valuation for a note linked to an index of this kind, the value of the note, or the rate of return on it, may be lower than it otherwise would be.

       Indexed notes may be linked to indices that are not commonly used or have been developed only recently. The lack of a trading history may make it difficult to anticipate the volatility or other risks associated with an indexed note of this kind. In addition, trading in these indices or their underlying currencies, commodities, securities or other financial instruments may be limited, which could increase the volatility of these indices and decrease the value of or return on the related indexed notes.

You Have No Rights with Respect to the Reference Property

       As an owner of indexed notes, you will not have voting rights or the right to receive dividends or other distributions or any other rights with respect to reference property.

We May Engage in Hedging Activities That Could Adversely Affect the Value of an Indexed Note

       In order to hedge an exposure on a particular indexed note, we may enter into transactions involving the currencies, commodities, securities or other financial instruments that underlie the index for that note, or derivative instruments, such as options, on those currencies, commodities, securities or other financial instruments. Transactions of this kind could affect the value of the indexed note in a manner adverse to you, as investor.

You Have No Right to Any of Our Hedging Profits

       We may engage in activities to hedge our exposure under an indexed note. We may have profits or losses from these hedging activities. It is possible that we could achieve substantial profits from our hedging transactions while the value of the indexed note may decline. As a holder of an indexed note, you will have no right to any of this profit.

Information about Indices May Not Be Indicative of Future Performance

       If we issue an indexed note, we may include historical information about the relevant index in your pricing supplement. Any information about indices that we may provide will be furnished as a matter of information only, and you should not regard the information as indicative of the range of, or trends or fluctuations in, the relevant index that may occur in the future.

RISKS RELATING TO

FOREIGN CURRENCY NOTES

       THIS PROSPECTUS SUPPLEMENT AND ANY ATTACHED PROSPECTUS (INCLUDING YOUR PRICING SUPPLEMENT) DO NOT DESCRIBE ALL THE RISKS OF AN INVESTMENT IN NOTES DENOMINATED IN CURRENCIES OTHER THAN U.S. DOLLARS. YOU SHOULD CONSULT YOUR OWN FINANCIAL AND LEGAL ADVISORS ABOUT THE RISKS OF AN INVESTMENT IN NOTES DENOMINATED IN A CURRENCY, INCLUDING ANY COMPOSITE CURRENCY, OTHER THAN U.S. DOLLARS. IF YOU ARE UNSOPHISTICATED WITH RESPECT TO FOREIGN CURRENCY TRANSACTIONS, THESE NOTES ARE NOT AN APPROPRIATE INVESTMENT FOR YOU.

       THE INFORMATION IN THIS SECTION IS DIRECTED TO INVESTORS WHO ARE U.S. RESIDENTS AND DOES NOT ADDRESS RISKS FOR INVESTORS WHO ARE NOT U.S. RESIDENTS. WE DISCLAIM ANY

RESPONSIBILITY TO ADVISE PROSPECTIVE PURCHASERS WHO ARE RESIDENTS OF COUNTRIES OTHER THAN THE UNITED STATES WITH RESPECT TO ANY MATTERS THAT MAY AFFECT THE PURCHASE, HOLDING OR RECEIPT OF PAYMENTS ON THE NOTES. IF YOU ARE NOT A U.S. RESIDENT, YOU SHOULD CONSULT YOUR OWN FINANCIAL AND LEGAL ADVISORS.

An Investment in a Non-U.S. Dollar Security Involves Currency-Related Risks

       An investment in a note with a specified currency other than U.S. dollars entails significant risks that are not associated with a similar investment in a note denominated in U.S. dollars. These risks include, for example, the possibility of significant changes in rates of exchange between the U.S. dollar and the various foreign currencies or composite currencies and the possibility of the imposition or modification of foreign exchange controls by either the U.S. or foreign governments. These risks generally depend on factors over which we have no control, such as economic and political events and the supply of, and demand for, the relevant currencies.

Currency Exchange Rates Can Be Volatile and Unpredictable

       In recent years, rates of exchange between the U.S. dollar and many foreign currencies have been highly volatile, and this volatility may be expected to continue and perhaps spread to other currencies in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in the rate that may occur during the term of any note. Fluctuations in currency exchange rates could adversely affect an investment in a note with a specified currency other than U.S. dollars. Depreciation of the specified currency against the U.S. dollar could result in a decrease in the U.S. dollar-equivalent value of payments on the note, including the principal payable at maturity or the settlement value payable upon exercise. That in turn could cause the market value of the note to fall. Depreciation of the specified currency against the U.S. dollar could result in a loss to the investor on a U.S. dollar basis.

Government Policy Can Adversely Affect Currency Exchange Rates and an Investment in a Non-U.S. Dollar Security

       Foreign exchange rates can either float or be fixed by sovereign governments. From time to time, governments use a variety of techniques, such as intervention by a country’s central bank or imposition of regulatory controls or taxes, to affect the exchange rate of their currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate or exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing non-U.S. dollar denominated notes is that their U.S. dollar-equivalent yields or payouts could be significantly and unpredictably affected by governmental actions. Even in the absence of governmental action directly affecting currency exchange rates, political or economic developments in the country issuing the specified currency for a non-U.S. dollar note or elsewhere could lead to significant and sudden changes in the exchange rate between the U.S. dollar and the specified currency. These changes could affect the U.S. dollar equivalent value of the note as participants in the global currency markets move to buy or sell the specified currency or U.S. dollars in reaction to those developments.

       Governments have imposed from time to time and may in the future impose exchange controls or other conditions with respect to the exchange or transfer of a specified currency that could affect exchange rates as well as the availability of a specified currency for a note at its maturity or on any other payment date. In addition, the ability of a holder to move currency freely out of the country in which it is paid or to convert the currency at a freely determined market rate could be limited by governmental actions.

Non-U.S. Dollar Notes Will Permit Us to Make Payments in Dollars If We Are Unable to Obtain the Specified Currency

       Notes payable in a currency other than U.S. dollars will provide that, if the other currency is not available to us at or about the time when a payment on the notes comes due because of circumstances beyond our control, we will be entitled to make the payment in U.S. dollars. See “Description of Notes We May Offer — Payment Mechanics — Payments Due in Other Currencies — Payments Due in Other Currencies May Be Made in U.S. Dollars”. These circumstances could include the imposition of exchange controls or our inability to obtain the currency because of a disruption in the currency markets. If we made payment in U.S. dollars, the exchange rate we would use would be based on the noon buying rate in New York City for cable transfers of the other currency, as reported by the Federal Reserve Bank of New York, as of whatever date the exchange rate was then most recently available from the Federal Reserve Bank of New York. The most recently available rate may be for a date substantially before the payment date. As a result, the amount of dollars an investor would receive on the payment date may not reflect currency market conditions at the time of payment.

Payments Due in Other Currencies May Be Made from an Overseas Bank

       Currently, there are limited facilities in the United States for conversion of U.S. dollars into foreign currencies, and vice versa. Accordingly, payments on notes made in a specified currency other than U.S. dollars are likely to be made from an account with a bank located in the country issuing the specified currency.

       Unless otherwise specified in your pricing supplement, notes denominated in other than U.S. dollars will not be sold in, or to residents of, the country issuing the specified currency in which particular notes are denominated.

We Will Not Adjust Non-U.S. Dollar Notes to Compensate for Changes in Currency Exchange Rates

       Except as may be described in your pricing supplement, we will not make any adjustment or change in the terms of a note payable in a currency other than U.S. dollars in the event of any change in exchange rates for that currency, whether in the event of any devaluation, revaluation or imposition of exchange or other regulatory controls or taxes or in the event of other developments affecting that currency, the U.S. dollar or any other currency. Consequently, if you are an investor in a non-U.S. dollar note, you will bear the risk that your investment may be adversely affected by these types of events.

In a Lawsuit for Payment on a Non-U.S. Dollar Security, You May Bear Currency Exchange Risk

       The notes will be governed by New York law. Under New York law, a New York state court rendering a judgment on a note denominated in a currency other than U.S. dollars would be required to render the judgment in the specified currency; however, the judgment would be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment. Consequently, in a lawsuit for payment on a note denominated in a currency other than U.S. dollars, investors would bear currency exchange risk until a New York state court judgment is entered, which could be a long time.

       In courts outside of New York, you may not be able to obtain a judgment in a specified currency other than U.S. dollars. For example, a judgment for money in an action based on a non-U.S. dollar note in many other U.S. federal or state courts ordinarily would be enforced in the United States only in U.S. dollars. The date used to determine the rate of conversion of the currency in which any particular note is denominated into U.S. dollars will depend upon various factors, including which court renders the judgment.

SUPPLEMENTAL PLAN OF DISTRIBUTION

       Subject to the terms and conditions of the distribution agreement between us and the agents named on the cover of this prospectus supplement, the agents have agreed to use their reasonable efforts to solicit offers to purchase notes. We have the sole right to accept offers to purchase notes and may reject any proposed purchase of the notes. The agents may also reject any offer to purchase notes. The agents are Goldman, Sachs & Co.; Merrill Lynch, Pierce, Fenner & Smith Incorporated; J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated; and Citigroup Global Markets Inc. We may appoint agents, other than and in addition to the named agents.

Any other agents will be named in a prospectus supplement or your pricing supplement and will enter into the distribution agreement referred to above. We will pay the agents a commission on any notes sold through the agents. Unless otherwise agreed, the commission will range from 0.125% to 0.750% of the principal amount of the notes, depending on the maturity of the notes.

       We may also sell notes to the agents who will purchase the notes as principal for their own accounts. These sales will be made at a discount to be agreed at the time of sale. Any notes the agents purchase as principal may be resold at the market price or at other prices determined by the agents at the time of resale. We may also sell notes directly on our own behalf. We will not pay a commission on notes that we sell directly.

       The agents, whether acting as agents or principals, may be deemed to be “underwriters” within the meaning of the Securities Act of 1933. We have agreed to indemnify the several agents against liabilities, including liabilities under the 1933 Act.

       The agents may sell to dealers who may resell to investors, and the agents may pay all or part of the discount or commission they receive from us to the dealers. Those dealers may be deemed to be “underwriters” within the meaning of the 1933 Act.

       We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $1,000,000.

       In connection with the offering of the notes, the agents may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the agents of a greater principal amount of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids for or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

       The agents also may impose a penalty bid. This occurs when a particular agent repays to the agents a portion of the underwriting discount received by it because the agents have repurchased notes sold by or for the account of that agent in stabilizing or short covering transactions.

       These activities by the agents may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the agents at any time. These transactions may be effected in the over-the-counter market or otherwise.

       The notes are a new issue of securities with no established trading market and will not be listed on a securities exchange. We cannot give you any assurance about how liquid or illiquid the trading market for the notes will be.

       Unless otherwise specified in your pricing supplement, notes denominated in a specified currency other than U.S. dollars or euro will not be sold in the country issuing that specified currency or to residents of that country.

       Unless otherwise indicated in your pricing supplement, the purchase price of the notes will be required to be paid in immediately available funds in New York City.

       Each of the agents and their affiliates may engage in various transactions with us and perform various services for us in the ordinary course of their businesses.

VALIDITY OF NOTES

       Kenneth C. Frazier, our Senior Vice President and General Counsel, will pass on the validity of the notes for us. Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004, will pass on the validity of the notes for the agents. The opinions of Mr. Frazier and Sullivan & Cromwell LLP will be conditioned upon and subject to assumptions regarding future actions required to be taken by us and the trustee in connection with the issuance and sale of any particular note, the specific terms of the notes and other matters which may affect the validity of the notes but which cannot be ascertained on the date of their opinions. As of December 31, 2004, Mr. Frazier owned, directly and indirectly, 30,784.3175 shares of our common stock and exercisable options to purchase 420,235.6666 additional shares of our common stock. Partners of Sullivan & Cromwell LLP involved in representation of the agents beneficially owned 1,020 shares of our common stock as of December 31, 2004. Sullivan & Cromwell LLP has from time to time provided legal services to us.

$3,817,795,000

Merck & Co., Inc.

Debt Securities

        Merck & Co., Inc. may from time to time issue debt securities at an aggregate initial offering price of up to $3,817,795,000 or the equivalent in other currencies, currency units or composite currencies. The accompanying prospectus supplement will specify the terms of the debt securities.

      Merck & Co., Inc. may sell these debt securities to or through underwriters, dealers and agents, or directly to purchasers, on a delayed or continuous basis.

      This prospectus describes some of the general terms that may apply to the debt securities and the general manner in which they may be offered. The specific terms of the debt securities, and the specific manner in which they may be offered, including the names of any underwriters or agents, will be described in a supplement to this prospectus.

      Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated December 16, 2004.

ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that we filed with the SEC utilizing a shelf registration process. Under this shelf process, we may sell any combination of the debt securities described in this prospectus in one or more offerings up to a total amount of $3,817,795,000. This prospectus provides you with a general description of the debt securities we may offer. Each time we sell debt securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to or update other information contained in this prospectus. You should read both this prospectus and the accompanying prospectus supplement together with additional information described under the heading “Where You Can Find More Information” on page 29.

MERCK

      We are a global research-driven pharmaceutical products company that discovers, develops, manufactures and markets a broad range of innovative products to improve human and animal health, directly and through our joint ventures. Our products include therapeutic and preventive agents, generally sold by prescription, for the treatment of human disorders. Among these are atherosclerosis products, hypertension/heart failure products, anti-inflammatory/analgesics agents, an osteoporosis product, a respiratory product, vaccines/biologicals, anti-bacterial/anti-fungal products, opthamologicals, a urology product, HIV products and other products.

      We were incorporated in the State of New Jersey in 1927 and maintain our principal offices at Whitehouse Station, New Jersey. Our address is P.O. Box 100, One Merck Drive, Whitehouse Station, New Jersey 08889-0100, and our telephone number is (908) 423-1000.

      The terms “Merck”, “we”, “us” or “our” generally refer to Merck & Co., Inc. and its consolidated subsidiaries, except that only Merck & Co., Inc. legally will be the issuer of the debt securities offered under this prospectus.

RECENT DEVELOPMENTS

      On September 30, 2004, we announced a voluntary worldwide withdrawal of Vioxx, our arthritis and acute pain medication, based on data from a placebo-controlled clinical trial in which there was an increased relative risk for confirmed cardiovascular events, such as heart attack and stroke, beginning after 18 months of treatment in the patients taking Vioxx compared to those taking placebo. Numerous product liability, securities and other lawsuits relating to Vioxx have been brought against us, and additional lawsuits continue to be brought. We are also subject to government investigations relating to Vioxx. These proceedings and any other suits or proceedings relating to Vioxx that may arise are expected to continue for an undetermined number of years. For a detailed discussion of our withdrawal of Vioxx, its impact on our financial statements and various legal proceedings and investigations related to Vioxx, see pages 15-16 and 21-22 in our Form 10-Q for the quarter ended September 30, 2004. A series of highly unfavorable outcomes in legal proceedings or investigations against us related to Vioxx could have a material adverse effect on our financial position, liquidity and results of operations.

      The loss of sales of Vioxx and the expected reduction in sales of Zocor (our statin for modifying cholesterol and currently our largest revenue-producing product) due to the expiration of its U.S. patent protection in 2006 mean that our future success is dependent on our pipeline of new products, including new products which we are able to obtain through license or acquisition. For a discussion of our research and developments efforts and Arcoxia, see pages 16 and 18-20 in our Form 10-Q for the quarter ended September 30, 2004 and pages 9-12 in our Form 10-K for the year ended December 31, 2003. We cannot state with certainty when or whether any of our products now under development will be launched; whether we will be able to develop, license or otherwise acquire compounds, product candidates or products; or whether any products, once launched, will be commercially successful. Lack of success in developing, licensing or acquiring new products, or a series of highly unfavorable outcomes in legal proceedings or investigations or in tax proceedings that have been disclosed, could have a material adverse effect on our financial position, liquidity and results of operations.

RATIOS OF EARNINGS TO

FIXED CHARGES

      Our consolidated ratios of earnings to fixed charges for the six months ended September 30, 2004 and each of the fiscal years ended December 31, 1999 through 2003 are as follows:

Nine Months Ended	Years Ended December 31,
September 30,
2004	2003	2002	2001	2000	1999

15	15	15	13	12	16

      For purposes of computing these ratios, “earnings” consist of income from continuing operations before taxes, one-third of rents (deemed by Merck to be representative of the interest factor inherent in rents), interest expense, net of amounts capitalized, equity (income) loss from affiliates, net of distributions, and dividends on preferred stock of subsidiary companies. “Fixed charges” consist of one-third of rents, interest expense as reported in Merck’s consolidated financial statements and dividends on preferred stock of subsidiary companies.

USE OF PROCEEDS

      Unless otherwise indicated in the accompanying prospectus supplement, we will use the net proceeds from the sale of the debt securities for general corporate purposes, including the reduction of short-term debt. We may temporarily invest funds that we do not immediately need for these purposes in short-term marketable securities.

DESCRIPTION OF DEBT SECURITIES

WE MAY OFFER

General

      In this description “you” means direct holders and not street name or other indirect holders of debt securities. Indirect holders should read information, beginning on page 13, entitled “— Legal Ownership and Book-Entry Issuance”.

      The debt securities are not secured by any of our property or assets. Accordingly, your ownership of debt securities means you are one of our unsecured creditors. The debt securities are not subordinated to any of our other debt obligations and therefore they rank equally with all our other unsecured and unsubordinated indebtedness.

      As required by federal law for all bonds and notes that are publicly offered, a document called the indenture governs the debt securities. The indenture is a contract, dated as of April 1, 1991, which we amended once and may amend further in the future, between us and U.S. Bank Trust National Association, which acts as trustee. The trustee has two main roles. First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described on page 12 under “— Remedies if an Event of Default Occurs”. Second, the trustee performs administrative duties for us, such as sending you interest payments, registering transfers of your debt securities to a new buyer if you sell and sending you notices.

      The indenture and its associated documents contain the full legal text of the matters described in this section. New York law governs the indenture and will govern the debt securities. The indenture is an exhibit to our registration statement. See “Where You Can Find More Information” on page 29 for information on how to obtain a copy.

      We may issue as many distinct series of debt securities under the indenture as we wish. There is no limit on the amount of debt securities we may issue under the indenture. Also, the provisions of the indenture allow us both to issue debt securities with terms different from those previously issued under the indenture, and also to “reopen” a previous issue of a series of debt securities and issue additional debt securities of that series. We may issue debt securities in amounts that exceed the total amount specified on the cover of your prospectus supplement at any time without your consent and without notifying you.

      This section summarizes all the material terms of the debt securities that are common to all series unless otherwise indicated in the prospectus supplement relating to a particular series. Because this section is a summary, it does not describe every aspect of the debt securities and is subject to and qualified in its entirety by reference to all the provisions of the indenture, including definitions of some of the terms used in the indenture. We describe the meaning for only some of the important terms. We also include references in parentheses to some sections of the indenture. Whenever we refer to particular sections or defined terms of the indenture in this prospectus or in the prospectus supplement, we incorporate by reference those sections or defined terms here or in the prospectus supplement.

      We may issue the debt securities as original issue discount securities, which we would offer and sell at a substantial discount below their stated principal amount. (section 101) A prospectus supplement relating to original issue discount securities will describe federal income tax consequences and other special considerations applicable to them. We may also issue the debt securities as indexed securities or securities denominated in foreign currencies, currency units or composite currencies, as described in more detail in a prospectus supplement relating to any of these types of debt securities. A prospectus supplement relating to indexed debt securities or foreign currency debt securities will also describe any additional tax consequences or other special considerations applicable to these types of debt securities.

      In addition, we will describe the material specific financial, legal and other terms particular to debt securities of each series in a prospectus supplement relating to debt securities of that series. A prospectus supplement relating to debt securities of a series will describe the following terms of the debt securities:

•	the title of the debt securities of the series;

•	any limit on the total principal amount of the debt securities of the series;

•	the person to whom interest on a debt security is payable, if other than the holder on the regular record date;

•	the date or dates on which the debt securities of the series are scheduled to mature;

•	any rate or rates, which may be fixed or variable, per annum at which the debt securities of the series will bear interest, if any, and the date or dates from which any interest will accrue;

•	the date or dates on which any interest on the debt securities of the series will be payable and the regular record date or dates we will use to determine who is entitled to receive each interest payment;

•	the place or places where the principal and any premium and interest will be payable;

•	any date after which, or any period or periods within which, and the price or prices at which, we will have the option to redeem the debt securities of the series, and the other detailed terms and provisions of any optional redemption right;

•	any obligation we will have to redeem the debt securities of the series under a sinking fund or analogous provision or to redeem your debt securities at your option and the period or periods during which, the price or prices at which and the other specific terms under which, we would be obligated to redeem the debt securities of the series under any obligation of this kind;

•	if other than denominations of $1,000 and integral multiples thereof, the denominations in which we will issue the debt securities of the series;

•	if other than United States dollars, the currency of payment of the principal and any premium and interest on the debt securities of the series;

•	any index or other special method we will use to determine the amount of principal or any premium or interest we will pay on the debt securities of the series;

•	if we or you have a right to choose the currency, currency units or composite currencies in which payments on any of the debt securities of the series will be made, the currencies, currency units or composite currencies that we or you may elect, when we or you may make the election and the other specific terms of the right to make an election of this kind;

•	if other than the principal amount, the portion of the principal amount of the debt securities of the series which will be payable upon the declaration of acceleration of the maturity of the debt securities of the series;

•	the applicability of the provisions described on page 10 under “— Defeasance”;

•	if we will issue the debt securities of the series only in the form of global securities as described below under “— Global Securities”, the name of the depository for the debt securities of the series and the circumstances under which the trustee may terminate the global securities and register separate debt securities in the names of persons other than the depository or its nominee if other than those circumstances described on page 14 under “— Special Situations When a Global Security will be Terminated”; and

•	any other special terms of the debt securities of the series that are not inconsistent with the provisions of the indenture.

      We will attach the prospectus supplement relating to the debt securities of the series to the front of this prospectus.

      We may issue debt securities other than the debt securities described in this prospectus. There is no requirement that we issue any other debt securities under the indenture. Thus, we may issue any other debt securities under other indentures or documentation, containing provisions different from those included in the indenture or applicable to one or more issues of the debt securities described in this prospectus.

Overview of Remainder of this Description

      The remainder of this description summarizes:

•	Additional mechanics relevant to the debt securities under normal circumstances, such as how you transfer ownership and where we make payments.

•	Your rights under several special situations, such as if we merge with another company or if we want to change a term of the debt securities.

•	Restrictive covenants contained in the indenture which specify particular business actions that we promise not to take. Particular debt securities of a series may have additional restrictive covenants.

•	Our right to release ourselves from all or some of our obligations under the debt securities and the indenture by a process called defeasance.

•	Your rights if we default or experience other financial difficulties.

•	Our relationship with the trustee.

Additional Mechanics

Form, Exchange and Registration of Transfer

      We will issue the debt securities:

•	only in fully registered form;

•	without interest coupons; and

•	unless otherwise indicated in the prospectus supplement, in denominations of $1,000 and integral multiples of $1,000. (section 302)

      You may have your debt securities broken into more debt securities of smaller denominations of not less than $1,000 or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. (section 305) This is called an exchange.

      You may exchange or register a transfer of debt securities at the office of the trustee. You may also replace lost, stolen or mutilated debt securities at that office. The trustee acts as our agent for registering debt securities in the names of holders and registering transfers of debt securities. We may change this appointment to another entity or perform it ourselves. The entity performing the role of maintaining the list of registered direct holders is called the security registrar. It will also register transfers. (section 305) The trustee’s agent may require an indemnity before replacing any debt securities.

      You will not be required to pay a service charge to register a transfer of debt securities or to exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the transfer or exchange. The security registrar will make the registration of transfer or exchange only if it is satisfied with your proof of ownership. (section 305)

      If we have designated additional transfer agents, they are named in the prospectus supplement. We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts. (section 1002)

      If the debt securities are redeemable and we redeem less than all of the debt securities of a particular series, we may block the registration of transfer or exchange of debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of debt securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed. (section 305)

      The rules for exchange described above apply to exchange of debt securities for other debt securities of the same series and tenor.

Payment and Paying Agents

      We will pay interest to you on each date interest is due if you are a direct holder listed in the trustee’s records at the close of business on a particular day in advance of each due date for interest, even if you no longer own the debt security on the interest due date. That particular day, usually about two weeks in advance of the interest due date, is called the regular record date and is stated in the prospectus supplement. (section 307) Holders buying and selling debt securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the regular record date. The most common manner is to adjust the sales price of the debt securities to pro-rate interest fairly between buyer and seller. This pro-rated interest amount is called accrued interest.

      Unless otherwise stated in the prospectus supplement, we will pay interest, principal and any other money due on the debt securities at the corporate trust office of the trustee in New York City. (section 1002) That office is currently located at 100 Wall Street, 16th floor, New York, New York 10005. You must make arrangements to have your payments picked up at or wired from that office. We may also choose to pay interest by mailing checks.

      Street name and other indirect holders should consult their banks or brokers for information on how they will receive payments.

      We may also arrange for additional payment offices, and may cancel or change these offices, including our use of the trustee’s corporate trust office. These offices are called paying agents. We may also choose to act as our own paying agent. We must notify you of changes in the paying agents for any particular debt securities of the series. (section 1002)

Notices

      We and the trustee will send notices regarding the debt securities only to direct holders, using their addresses as listed in the trustee’s records. (sections 101 and 106)

      All paying agents must return to us all money paid by us that remains unclaimed two years after the amount is due to direct holders. After that two-year period, you may look only to us for payment and not to the trustee, any other paying agent or anyone else. (section 1003)

Special Situations

Mergers and Similar Events

      We may consolidate or merge with another company or firm. We may also sell or lease substantially all of our assets to another firm, or to buy or lease substantially all of the assets of another firm. However, we may not take any of these actions unless the following conditions, among others, are met:

•	When we merge out of existence or sell or lease substantially all our assets, the other firm must be a corporation, partnership or trust organized under the laws of a U.S. state or the District of Columbia or under Federal law and it must agree to be legally responsible for the debt securities.

•	The merger, sale of assets or other transaction must not cause a default on the debt securities, and we must not already be in default unless the merger or other transaction would cure the default. For purposes of this no-default test, a default would include an event of default, as described on page 11, that has occurred and not been cured. A default for this purpose would also include the occurrence of any event that would be an event of default if we received the required notice of our default or if under the indenture the default would become an event of default after existing for a specific period of time. (section 801)

•	It is possible that the merger, sale of assets or other transaction would cause some of our property to become subject to a mortgage or other legal mechanism giving lenders preferential rights in that property over other lenders or over our general creditors if we fail to pay them back. We have promised to limit these preferential rights, as discussed under “— Restrictive Covenants” on pages 8 through 10. If a merger or other transaction would create any liens on any of our property we must comply with those restrictive covenants. We would do this either by deciding that the liens were permitted, or by following the requirements of the restrictive covenants to grant an equivalent or higher-ranking lien to you and the other direct holders of the debt securities on the same property that we own.

      If the conditions described above are satisfied with respect to any series of debt securities, we will not need to obtain the approval of the holders of those debt securities in order to merge or consolidate or to sell our assets. Also, these conditions will apply only if we wish to merge or consolidate with another entity or sell substantially all of our assets to another entity. We will not need to satisfy these conditions if we enter into other types of transactions, including any transaction in which we acquire the stock or assets of another entity, any transaction that involves a change of control but in which we do not merge or consolidate and any transaction in which we sell less than substantially all of our assets. It is possible that this type of transaction may result in a reduction in our credit rating, may reduce our operating results or may impair our financial condition. However, you will have no approval right with respect to any transaction of this type.

Modification and Waiver

      There are three types of changes we can make to the indenture and the debt securities.

      Changes Requiring Your Approval. First, there are changes that cannot be made to your debt securities without your specific approval. Following is a list of those types of changes:

•	change the payment due date of any installment of the principal or any premium or interest on a debt security stated in the debt security;

•	reduce any amounts due on a debt security;

•	reduce the amount of principal payable upon acceleration of the maturity of an original issue discount debt security following a default;

•	change the place or currency of payment on a debt security;

•	impair your right to sue for payment;

•	reduce the percentage of debt securities the holders of which must consent to modify or amend the indenture;

•	reduce the percentage of debt securities the holders of which must consent to waive compliance with certain provisions of the indenture or to waive certain defaults; and

•	modify any other aspect of the provisions dealing with modification and waiver of the indenture. (section 902)

      Changes Requiring a Majority Vote. The second type of change to the indenture and the debt securities is the kind that requires a vote in favor by direct holders owning not less than a majority of the principal amount of the debt securities of the particular series affected. (section 902) Most changes fall into this category, such as if we wish to obtain a waiver of all or part of the restrictive covenants described below, or a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of the indenture or the debt securities listed in the first category above under “— Changes Requiring Your Approval” unless we obtain your individual consent to the waiver. (section 513)

      Changes Not Requiring Approval. The third type of change does not require any vote by holders of debt securities. This type is limited to corrections and clarifications and other changes that would not adversely affect holders of the debt securities. (section 901)

      Further Details Concerning Voting. When taking a vote, we will use the following rules to decide how much principal amount to attribute to a debt security:

•	For original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of the debt securities were accelerated to that date because of a default.

•	For debt securities for which the principal amount is undetermined because, for example, it is based on an index, we will use a special rule for that series of debt security that we will describe in the prospectus supplement.

•	For debt securities denominated in one or more foreign currencies or currency units, we will use the U.S. dollar equivalent.

      Debt securities will not be considered outstanding and therefore will not carry voting rights if we have deposited or set aside in trust for you money for their payment or redemption. Debt securities will also not be eligible to vote if they have been fully defeased as described on page 10 under “— Full Defeasance”. (section 101)

      We may set any day as a record date for the purpose of determining the direct holders of outstanding debt securities that are entitled to vote or take other action under the indenture. (section 301) In some circumstances, the trustee may set a record date for action by direct holders.

      Street name and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the debt securities or request a waiver.

Restrictive Covenants

      In the following description of restrictive covenants, we use several specialized terms without explaining the meaning when we use the terms. We define these terms, which appear in bold, italicized type without quotation marks the first time they appear, in “— Definitions Relating to our Restrictive Covenants” at the end of this subsection on page 9.

      Restrictions on Secured Debt. Some of our property may be subject to a mortgage or other legal mechanism that gives our lenders preferential rights in that property over other lenders, including you and the other direct holders of the debt securities, or over our general creditors if we fail to pay them back. These preferential rights are called liens. Debt which is protected by these preferential rights is called secured debt. In the indenture, we promise that we will not incur any new secured debt that is secured by a lien on any of our principal domestic manufacturing properties, or on any shares of stock or debt of any of our domestic subsidiaries, unless we grant an equivalent or higher-ranking lien on the same property to you and the other direct holders of the debt securities.

      We do not need to comply with this restriction if the amount of all debt that would be secured by liens on principal domestic manufacturing properties, including the new debt, the debt securities which we would so secure as described in the previous sentence, and all attributable debt, that results from a sale and leaseback transaction involving principal domestic manufacturing properties, is less than 10% of our consolidated net tangible assets.

      This restriction on secured debt does not apply to debt secured by certain types of liens, and we can disregard this secured debt when we calculate the limits imposed by this restriction. These types of liens are:

•	liens on the property of any of our domestic subsidiaries, or on their shares of stock or debt, if those liens existed at the time the corporation became our domestic subsidiary;

•	liens in favor of us or our domestic subsidiaries;

•	liens in favor of U.S. governmental bodies that we granted in order to assure our payments to such bodies that we owe by law or because of a contract we entered into;

•	liens on property that existed at the time we acquired the property, including property we may acquire through a merger or similar transaction, or that we granted in order to purchase the property, which are sometimes called purchase money mortgages; and

•	debt secured by liens that extend, renew or replace any of these types of liens.

      We and our subsidiaries may have as much unsecured debt as we may choose. (section 1008)

      Restrictions on Sales and Leasebacks. We promise that neither we nor any of our domestic subsidiaries will enter into any sale and leaseback transaction involving a principal domestic manufacturing property, unless we comply with this restrictive covenant. A sale and leaseback transaction generally is an arrangement between us or a domestic subsidiary and a bank, insurance company or other lender or investor where we or the domestic subsidiary sell a property to a lender or investor more than 120 days after the completion of construction of the property and the beginning of its full operation and we lease the property back from the lender.

      We can comply with this restrictive covenant in either of two ways:

•	First, we will be in compliance if we or our domestic subsidiary could grant a lien on the principal domestic manufacturing property in an amount equal to the attributable debt for the sale and leaseback transaction without being required to grant an equivalent or higher-ranking lien to you and the other direct holders of the debt securities under the restriction on secured debt described above.

•	Second, we can comply if we retire an amount of funded debt, within 120 days of the transaction, equal to at least the net proceeds of the sale of the principal domestic manufacturing property that we lease in the transaction or the fair value of that property, subject to credits for voluntary retirements of debt securities and funded debt we may make, whichever is greater.

      This restriction on sales and leasebacks does not apply to any sale and leaseback transaction that is between us and one of our domestic subsidiaries or between domestic subsidiaries, or that involves a lease for a period of three years or less. (section 1009)

      Definitions Relating to our Restrictive Covenants. Following are the meanings of the terms that are important in understanding the restrictive covenants previously described:

•	“Attributable debt” means the total net amount of rent, discounted at 1% per annum compounded semi-annually, that is required to be paid during the remaining term of any lease.

•	“Consolidated net tangible assets” is the total amount of assets, less reserves and certain other permitted deductible items, after subtracting all current liabilities and all goodwill, trade names, trademarks, patents, unamortized debt discounts and expenses and similar intangible assets, as such amounts appear on our most recent consolidated balance sheet and computed in accordance with generally accepted accounting principles.

•	A “domestic subsidiary” means any of our subsidiaries which transacts substantially all of its business in the United States, has substantially all of its fixed assets located in the United States, or owns or leases principal domestic manufacturing property. However, a subsidiary whose principal business is financing our operations outside of the United States is not a domestic subsidiary. A subsidiary is a corporation in which we and/or one or more of our other subsidiaries owns at least 50% of the voting stock, which is a kind of stock that ordinarily permits its owners to vote for the election of directors.

•	“Funded debt” means all debt for borrowed money that either has a maturity of 12 months or more from the date on which the calculation of funded debt is made or has a maturity of less than 12 months from that date but is by its terms renewable or extendible beyond 12 months from that date at the option of the borrower.

•	A “principal domestic manufacturing property” is any building or other structure or facility, and the land on which it sits and its associated fixtures, that we use primarily for manufacturing or processing and that is located in the United States, other than a building, structure or other facility that our board of directors has determined is not of material importance to the total business that we and our subsidiaries conduct or a building or structure which is financed by obligations issued by a U.S. governmental entity, the interest of which is excludable from gross income of the holders under provisions of the tax code.

Defeasance

      The following discussion of full defeasance and covenant defeasance will be applicable to your debt securities only if we choose to have those provisions apply to securities of that series. If we do so choose, we will state that in the prospectus supplement. (section 1301)

      Full Defeasance. If there is a change in federal tax law, as described below, we can legally release ourselves from any payment or other obligations on the debt securities of a series if we put in place other arrangements for you to be repaid. This is called full defeasance. In order to achieve full defeasance, we must do the following:

•	We must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities of the series any combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities of that series on their various due dates.

•	There must be a change in current federal tax law or an IRS ruling that lets us make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves. (Under current federal tax law, the deposit and our legal release from the debt securities would be treated as though we took back your debt securities and gave you your share of the cash and notes or bonds deposited in trust. In that event, you could recognize gain or loss on the debt securities you give back to us.)

•	We must deliver to the trustee a legal opinion of our counsel confirming the tax law change described above.

      If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment on the debt securities. You could not look to us for repayment in the unlikely event of any shortfall. (sections 1302 and 1304)

      Covenant Defeasance. Under current federal tax law, we can make the same type of deposit described above and be released from some of the restrictive covenants in the debt securities. This is called covenant defeasance. In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and securities set aside in trust to repay the debt securities. In order to achieve covenant defeasance of the debt securities of a series, we must do the following:

•	We must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities of the series any combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

•	We must deliver to the trustee a legal opinion of our counsel confirming that under current federal income tax law we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves.

      If we accomplish covenant defeasance, the following provisions of the indenture and the debt securities would no longer apply:

•	Our promises regarding conduct of our business previously described on pages 8 through 10 under “— Restrictive Covenants”, and any other similar covenants applicable to the debt securities of the series and described in the prospectus supplement.

•	The condition regarding the treatment of liens when we merge or engage in similar transactions, as described on page 6 under “— Mergers and Similar Events”.

•	The events of default relating to breach of covenants and acceleration of the maturity of other debt, described below under “— Default and Remedies — Events of Default — What Is an Event of Default?”

      If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if there were a shortfall in the trust deposit. In fact, if one of the remaining events of default occurred, such as our bankruptcy, and the debt securities become immediately due and payable, there may be such a shortfall in the trust deposit. (sections 1303 and 1304)

Default and Remedies — Events of Default

      You will have special rights if an event of default occurs and is not cured, as described later in this subsection.

What Is an Event of Default?

      The term event of default means any of the following:

•	We do not pay the principal or any premium on a debt security of your series on its due date.

•	We do not pay interest on a debt security of your series within 30 days of its due date.

•	We do not deposit money into a separate custodial account known as a sinking fund when such deposit is due, if we agreed to maintain a sinking fund for your debt securities and other debt securities of the same series.

•	We remain in breach of either of the restrictive covenants described on pages 8 through 10 under “— Restrictive Covenants” or any other covenant or warranty in the indenture for 90 days after we receive a notice of default stating we are in breach. The notice must be sent by either the trustee or direct holders of at least 25% of the principal amount of debt securities of the affected series.

•	We file for bankruptcy or other specific events of bankruptcy, insolvency or reorganization occur.

•	Any other event of default described in the prospectus supplement occurs. (section 501)

Remedies if an Event of Default Occurs.

      If an event of default has occurred and has not been cured, the trustee or the direct holders of at least 25% in principal amount of the outstanding debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. The direct holders of at least a majority in principal amount of the debt securities of the affected series may cancel a declaration of acceleration of maturity. (section 502)

      Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of any holders unless the direct holders offer the trustee reasonable protection, called an indemnity, against expenses and liability. (section 603) If reasonable indemnity is provided, the direct holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority direct holders may also direct the trustee in performing any other action under the indenture. (section 512)

      Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	You must give the trustee written notice that an event of default has occurred and remains uncured.

•	The direct holders of at least 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action.

•	The trustee must have not received from direct holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with the written notice.

•	The trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity. (section 507)

      However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt security on or after its due date. (section 508)

      Street name and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and to make or cancel a declaration of acceleration.

      We will furnish to the trustee every year a written statement of our officers certifying that to their knowledge we are in compliance with the indenture and the debt securities, or else specifying any default. (section 1004)

Our Relationship with the Trustee

      U.S. Bank Trust National Association is the trustee under the indenture. The trustee performs services for us in the ordinary course of business.

LEGAL OWNERSHIP AND BOOK-ENTRY ISSUANCE

Street Name and Other Indirect Holders

      We generally will not recognize investors who hold debt securities in accounts at banks or brokers as legal holders of debt securities. Holding in that way is called holding in street name. Instead, we would recognize only the bank or broker, or the financial institution the bank or broker uses to hold its debt securities. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the debt securities, either because they agree to do so in their customer agreements or because they are legally required to. If you hold debt securities in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle voting if ever required;

•	whether and how you can instruct it to send you debt securities registered in your own name so you can be a direct holder as described below; and

•	how it would pursue rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests.

Direct Holders

      Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, run only to persons or entities who are the direct holders of debt securities, i.e., those who are registered as holders of debt securities. As noted above, we do not have obligations to you if you hold in street name or through other indirect means, either because you choose to hold debt securities in that manner or because we issued the debt securities in the form of global securities as described below. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that registered holder is legally required to pass the payment along to you as a street name customer but does not do so.

Global Securities

      What is a Global Security? A global security is a special type of indirectly held security, as described above under “— Street Name and Other Indirect Holders”. If we choose to issue debt securities in the form of global securities only, the ultimate beneficial owners can only be indirect holders. We do this by requiring that the global security be registered in the name of a financial institution or clearing system, or their nominee, that we select and by requiring that the debt securities included in the global security not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the global security is called the depository. The Depository Trust Company, New York, New York, known as DTC, may be a depository for one or more series of debt securities. For information regarding DTC, see “— Considerations Relating to DTC” on page 14.

      Any person wishing to own a debt security included in a global security must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the depository. The prospectus supplement indicates whether we will issue your debt securities only in the form of global securities.

      Special Investor Considerations for Global Securities. The account rules of your financial institution and the rules of the depository, as well as general laws relating to securities transfers, will govern your rights as an indirect holder of a global security. We will not recognize you as a registered holder of debt securities and instead will deal only with the depository that holds the global security.

      You should be aware that if debt securities are issued only in the form of global securities:

•	You cannot have debt securities registered in your own name.

•	You cannot receive physical certificates for your interest in the debt securities.

•	You will be a street name holder and must look to your own bank or broker for payments on the debt securities and protection of your legal rights relating to the debt securities. See “— Street Name and Other Indirect Holders” on page 13.

•	You may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their securities as direct holders.

•	The depository’s policies will govern payments, transfers, exchange and other matters relating to your interest in the global security, and those policies may change from time to time. We and the trustee have no responsibility for any aspect of the depository’s actions or for its records of ownership interests in the global security. We and the trustee also do not supervise the depository in any way.

•	Financial institutions that participate in the depositary’s book-entry system and through which investors hold their interests in the global securities, directly or indirectly, may also have their own policies affecting payments, deliveries, transfers, exchanges, notices and other matters relating to the debt securities, and those policies may change from time to time. We do not monitor and are not responsible for the policies or actions or records of ownership interests of any of those intermediaries.

•	The depository will require that you purchase or sell interests in a global security within its system using same-day funds for settlement.

      Special Situations When a Global Security will be Terminated. In a few special situations described below, the trustee will terminate the global security and will exchange interests in it for separate certificates representing debt securities. After that exchange, the choice of whether to hold debt securities directly or in street name will be up to you. You must consult your own bank or broker to find out how to have your interests in the debt securities transferred to your own name, so that you will be a direct holder. We previously described the rights of street name investors and direct holders in the debt securities in the subsections entitled, “— Street Name and Other Indirect Holders” on page 13 and “— Direct Holders” on page 13.

      The special situations for termination of a global security are:

•	When the depository notifies us that it is unwilling, unable or no longer qualified to continue as depository,

•	When we notify the trustee that we wish to terminate the global security, or

•	When an event of default on the debt securities has occurred and has not been cured. Defaults are discussed on pages 11 and 12 under “— Default and Remedies — Events of Default”.

      The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular debt securities of the series covered by the prospectus supplement. When a global security terminates, the depository, and not we or the trustee, is responsible for deciding the names of the institutions that will be the initial direct holders. (sections 204 and 305)

      Considerations Relating to DTC. DTC has informed us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act of 1934. DTC holds securities that DTC participants deposit with DTC. DTC also facilitates the settlement among DTC participants of securities transactions, such as transfers and pledges in deposited securities through electronic computerized book-entry changes in DTC participants’ accounts, thereby eliminating the need for physical movement of certificates. DTC participants include securities brokers and dealers, banks, trust companies and clearing corporations, and may include other organizations. DTC is owned by a number of its DTC participants and by the New York Stock Exchange,

Inc., the American Stock Exchange, LLC and the National Association of Securities Dealers, Inc. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and DTC participants are on file with the Securities and Exchange Commission.

      Purchases of securities within the DTC system must be made by or through DTC participants, which will receive a credit for the securities on DTC’s records. Transfers of ownership interests in the securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners.

      Redemption notices will be sent to DTC’s nominee, Cede & Co., as the registered holder of the securities. If less than all of the securities are being redeemed, DTC will determine the amount of the interest of each direct participant to be redeemed in accordance with its then current procedures.

      In instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to the securities. Under its usual procedures DTC would mail an omnibus proxy to the relevant trustee as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts such securities are credited on the record date (identified in a listing attached to the omnibus proxy).

      Distribution payments on the securities will be made by the relevant trustee to DTC. DTC’s usual practice is to credit direct participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of such participants and not of DTC, the relevant trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to DTC is the responsibility of the relevant trustee, and disbursements of such payment to the beneficial owners are the responsibility of direct and indirect participants.

      The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be accurate, but we assume no responsibility for the accuracy thereof. We do not have any responsibility for the performance by DTC or its participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

UNITED STATES TAXATION

      This section describes the material United States federal income tax consequences of owning the debt securities we are offering. It applies to you only if you acquire debt securities in the offering and you hold your debt securities as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a bank,

•	a life insurance company,

•	a tax-exempt organization,

•	a person that owns debt securities that are a hedge or that are hedged against interest rate or currency risks,

•	a person that owns debt securities as part of a straddle or conversion transaction for tax purposes, or

•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

      This section deals only with debt securities that are due to mature 30 years or less from the date on which they are issued. The United States federal income tax consequences of owning debt securities that are due to mature more than 30 years from their date of issue will be discussed in an applicable prospectus supplement. This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

Please consult your own tax advisor concerning the consequences of owning these debt securities in your particular circumstances under the Code and the laws of any other taxing jurisdiction.

United States Holders

      This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of a debt security and you are:

•	a citizen or resident of the United States,

•	a domestic corporation,

•	an estate whose income is subject to United States federal income tax regardless of its source, or

•	a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

      If you are not a United States holder, this subsection does not apply to you and you should refer to “— United States Alien Holders” below.

Payments of Interest

      Except as described below in the case of interest on a discount debt security that is not qualified stated interest each as defined below under “— Original Issue Discount — General”, you will be taxed on any interest on your debt security, whether payable in U.S. dollars or a foreign currency, including a composite currency or basket of currencies other than U.S. dollars as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes.

      Cash Basis Taxpayers. If you are a taxpayer that uses the cash receipts and disbursements method of accounting for tax purposes and you receive an interest payment that is denominated in, or determined by reference to, a foreign currency, you must recognize income equal to the U.S. dollar value of the interest payment, based on the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into U.S. dollars.

      Accrual Basis Taxpayers. If you are a taxpayer that uses an accrual method of accounting for tax purposes, you may determine the amount of income that you recognize with respect to an interest payment denominated in, or determined by reference to, a foreign currency by using one of two methods. Under the first method, you will determine the amount of income accrued based on the average exchange rate in effect during the interest accrual period or, with respect to an accrual period that spans two taxable years, that part of the period within the taxable year.

      If you elect the second method, you would determine the amount of income accrued on the basis of the exchange rate in effect on the last day of the accrual period, or, in the case of an accrual period that spans two taxable years, the exchange rate in effect on the last day of the part of the period within the taxable year. Additionally, under this second method, if you receive a payment of interest within five business days of the last day of your accrual period or taxable year, you may instead translate the interest accrued into U.S. dollars at the exchange rate in effect on the day that you actually receive the interest payment. If you elect the second method it will apply to all debt instruments that you hold at the beginning of the first taxable year to which the election applies and to all debt instruments that you subsequently acquire. You may not revoke this election without the consent of the Internal Revenue Service.

      When you actually receive an interest payment, including a payment attributable to accrued but unpaid interest upon the sale or retirement of your debt security, denominated in, or determined by reference to, a foreign currency for which you accrued an amount of income, you will recognize ordinary income or loss measured by the difference, if any, between the exchange rate that you used to accrue interest income and the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into U.S. dollars.

Original Issue Discount

      General. If you own a debt security, other than a short-term debt security with a term of one year or less, it will be treated as a discount debt security issued at an original issue discount if the amount by which the debt security’s stated redemption price at maturity exceeds its issue price is more than a de minimis amount. Generally, a debt security’s issue price will be the first price at which a substantial amount of debt securities included in the issue of which the debt security is a part is sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers. A debt security’s stated redemption price at maturity is the total of all payments provided by the debt security that are not payments of qualified stated interest. Generally, an interest payment on a debt security is qualified stated interest if it is one of a series of stated interest payments on a debt security that are unconditionally payable at least annually at a single fixed rate, with certain exceptions for lower rates paid during some periods, applied to the outstanding principal amount of the debt security. There are special rules for variable rate debt securities that are discussed under “— Variable Rate Debt Securities”.

      In general, your debt security is not a discount debt security if the amount by which its stated redemption price at maturity exceeds its issue price is less than the de minimis amount of  1/4 of 1 percent of its stated redemption price at maturity multiplied by the number of complete years to its maturity. Your debt security will have de minimis original issue discount if the amount of the excess is less than the de minimis amount. If your debt security has de minimis original issue discount, you must include the de minimis amount in income as stated principal payments are made on the debt security, unless you make the election described below under “— Election to Treat All Interest as Original Issue Discount”. You can determine the includible amount with respect to each such payment by multiplying the total amount of your debt security’s de minimis original issue discount by a fraction equal to:

•	the amount of the principal payment made

      divided by:

•	the stated principal amount of the debt security.

      Generally, if your discount debt security matures more than one year from its date of issue, you must include original issue discount, or OID, in income before you receive cash attributable to that income. The amount of OID that you must include in income is calculated using a constant-yield method, and generally you will include increasingly greater amounts of OID in income over the life of your debt security. More specifically, you can calculate the amount of OID that you must include in income by adding the daily portions of OID with respect to your discount debt security for each day during the taxable year or portion of the taxable year that you hold your discount debt security. You can determine the daily portion by allocating to each day in any accrual period a pro rata portion of the OID allocable to that accrual period. You may select an accrual period of any length with respect to your discount debt security and you may vary the length of each accrual period over the term of your discount debt security. However, no accrual period may be longer than one year and each scheduled payment of interest or principal on the discount debt security must occur on either the first or final day of an accrual period.

      You can determine the amount of OID allocable to an accrual period by:

•	multiplying your discount debt security’s adjusted issue price at the beginning of the accrual period by your debt security’s yield to maturity, and then

•	subtracting from this figure the sum of the payments of qualified stated interest on your debt security allocable to the accrual period.

      You must determine the discount debt security’s yield to maturity on the basis of compounding at the close of each accrual period and adjusting for the length of each accrual period. Further, you determine your discount debt security’s adjusted issue price at the beginning of any accrual period by:

•	adding your discount debt security’s issue price and any accrued OID for each prior accrual period, and then

•	subtracting any payments previously made on your discount debt security that were not qualified stated interest payments.

      If an interval between payments of qualified stated interest on your discount debt security contains more than one accrual period, then, when you determine the amount of OID allocable to an accrual period, you must allocate the amount of qualified stated interest payable at the end of the interval, including any qualified stated interest that is payable on the first day of the accrual period immediately following the interval, pro rata to each accrual period in the interval based on their relative lengths. In addition, you must increase the adjusted issue price at the beginning of each accrual period in the interval by the amount of any qualified stated interest that has accrued prior to the first day of the accrual period but that is not payable until the end of the interval. You may compute the amount of OID allocable to an initial short accrual period by using any reasonable method if all other accrual periods, other than a final short accrual period, are of equal length.

      The amount of OID allocable to the final accrual period is equal to the difference between:

•	the amount payable at the maturity of your debt security, other than any payment of qualified stated interest, and

•	your debt security’s adjusted issue price as of the beginning of the final accrual period.

      Acquisition Premium. If you purchase your debt security for an amount that is less than or equal to the sum of all amounts, other than qualified stated interest, payable on your debt security after the purchase date but is greater than the amount of your debt security’s adjusted issue price, as determined above under “— General”, the excess is acquisition premium. If you do not make the election described below under “— Election to Treat All Interest as Original Issue Discount”, then you must reduce the daily portions of OID by a fraction equal to:

•	the excess of your adjusted basis in the debt security immediately after purchase over the adjusted issue price of the debt security divided by:

•	the excess of the sum of all amounts payable, other than qualified stated interest, on the debt security after the purchase date over the debt security’s adjusted issue price.

      Pre-Issuance Accrued Interest. An election may be made to decrease the issue price of your debt security by the amount of pre-issuance accrued interest if:

•	a portion of the initial purchase price of your debt security is attributable to pre-issuance accrued interest,

•	the first stated interest payment on your debt security is to be made within one year of your debt security’s issue date, and

•	the payment will equal or exceed the amount of pre-issuance accrued interest.

      If this election is made, a portion of the first stated interest payment will be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on your debt security.

      Debt Securities Subject to Contingencies Including Optional Redemption. Your debt security is subject to a contingency if it provides for an alternative payment schedule or schedules applicable upon the occurrence of a contingency or contingencies, other than a remote or incidental contingency, whether such contingency relates to payments of interest or of principal. In such a case, you must determine the yield and maturity of your debt security by assuming that the payments will be made according to the payment schedule most likely to occur if:

•	the timing and amounts of the payments that comprise each payment schedule are known as of the issue date and

•	one of such schedules is significantly more likely than not to occur.

      If there is no single payment schedule that is significantly more likely than not to occur, other than because of a mandatory sinking fund, you must include income on your debt security in accordance with the general rules that govern contingent payment obligations. These rules will be discussed in the applicable prospectus supplement.

      Notwithstanding the general rules for determining yield and maturity, if your debt security is subject to contingencies, and either you or we have an unconditional option or options that, if exercised, would require payments to be made on the debt security under an alternative payment schedule or schedules, then:

•	in the case of an option or options that we may exercise, we will be deemed to exercise or not exercise an option or combination of options in the manner that minimizes the yield on your debt security and

•	in the case of an option or options that you may exercise, you will be deemed to exercise or not exercise an option or combination of options in the manner that maximizes the yield on your debt security.

      If both you and we hold options described in the preceding sentence, those rules will apply to each option in the order in which they may be exercised. You may determine the yield on your debt security for the purposes of those calculations by using any date on which your debt security may be redeemed or repurchased as the maturity date and the amount payable on the date that you chose in accordance with the terms of your debt security as the principal amount payable at maturity.

      If a contingency, including the exercise of an option, actually occurs or does not occur contrary to an assumption made according to the above rules then, except to the extent that a portion of your debt security is repaid as a result of this change in circumstances and solely to determine the amount and accrual of OID, you must redetermine the yield and maturity of your debt security by treating your debt security as having been retired and reissued on the date of the change in circumstances for an amount equal to your debt security’s adjusted issue price on that date.

      Election to Treat All Interest as Original Issue Discount. You may elect to include in gross income all interest that accrues on your debt security using the constant-yield method described above under “— General”, with the modifications described below. For purposes of this election, interest will include stated interest, OID, de minimis original issue discount, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium, described below under “— Debt securities Purchased at a Premium,” or acquisition premium.

      If you make this election for your debt security, then, when you apply the constant-yield method:

•	the issue price of your debt security will equal your cost,

•	the issue date of your debt security will be the date you acquired it, and

•	no payments on your debt security will be treated as payments of qualified stated interest.

      Generally, this election will apply only to the debt security for which you make it; however, if the debt security has amortizable bond premium, you will be deemed to have made an election to apply amortizable bond premium against interest for all debt instruments with amortizable bond premium, other than debt instruments the interest on which is excludible from gross income, that you hold as of the beginning of the taxable year to which the election applies or any taxable year thereafter. Additionally, if you make this election for a market discount debt security, you will be treated as having made the election discussed below under “— Market Discount” to include market discount in income currently over the life of all debt instruments that you currently own or later acquire. You may not revoke any election to apply the constant-yield method to all interest on a debt security or the deemed elections with respect to amortizable bond premium or market discount debt securities without the consent of the Internal Revenue Service.

      Variable Rate Debt Securities. Your debt security will be a variable rate debt security if:

•	your debt security’s issue price does not exceed the total noncontingent principal payments by more than the lesser of:

1.	.015 multiplied by the product of the total noncontingent principal payments and the number of complete years to maturity from the issue date, or

2.	15 percent of the total noncontingent principal payments; and

•	your debt security provides for stated interest, compounded or paid at least annually, only at:

1.	one or more qualified floating rates,

2.	a single fixed rate and one or more qualified floating rates,

3.	a single objective rate, or

4.	a single fixed rate and a single objective rate that is a qualified inverse floating rate.

      Your debt security will have a variable rate that is a qualified floating rate if:

•	variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which your debt security is denominated; or

•	the rate is equal to such a rate multiplied by either:

1.	a fixed multiple that is greater than 0.65 but not more than 1.35 or

2.	a fixed multiple greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate; and

•	the value of the rate on any date during the term of your debt security is set no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

      If your debt security provides for two or more qualified floating rates that are within 0.25 percentage points of each other on the issue date or can reasonably be expected to have approximately the same values throughout the term of the debt security, the qualified floating rates together constitute a single qualified floating rate.

      Your debt security will not have a qualified floating rate, however, if the rate is subject to certain restrictions (including caps, floors, governors, or other similar restrictions) unless such restrictions are fixed throughout the term of the debt security or are not reasonably expected to significantly affect the yield on the debt security.

      Your debt security will have a variable rate that is a single objective rate if:

•	the rate is not a qualified floating rate,

•	the rate is determined using a single, fixed formula that is based on objective financial or economic information that is not within the control of or unique to the circumstances of the issuer or a related party, and

•	the value of the rate on any date during the term of your debt security is set no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

      Your debt security will not have a variable rate that is an objective rate, however, if it is reasonably expected that the average value of the rate during the first half of your debt security’s term will be either significantly less than or significantly greater than the average value of the rate during the final half of your debt security’s term.

      An objective rate as described above is a qualified inverse floating rate if:

•	the rate is equal to a fixed rate minus a qualified floating rate and

•	the variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the cost of newly borrowed funds.

      Your debt security will also have a single qualified floating rate or an objective rate if interest on your debt security is stated at a fixed rate for an initial period of one year or less followed by either a qualified floating rate or an objective rate for a subsequent period, and either:

•	the fixed rate and the qualified floating rate or objective rate have values on the issue date of the debt security that do not differ by more than 0.25 percentage points or

•	the value of the qualified floating rate or objective rate is intended to approximate the fixed rate.

      In general, if your variable rate debt security provides for stated interest at a single qualified floating rate or objective rate, or one of those rates after a single fixed rate for an initial period, all stated interest on your debt security is qualified stated interest. In this case, the amount of OID, if any, is determined by using, in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date of the qualified floating rate or qualified inverse floating rate, or, for any other objective rate, a fixed rate that reflects the yield reasonably expected for your debt security.

      If your variable rate debt security does not provide for stated interest at a single qualified floating rate or a single objective rate, and also does not provide for interest payable at a fixed rate other than a single fixed rate for an initial period, you generally must determine the interest and OID accruals on your debt security by:

•	determining a fixed rate substitute for each variable rate provided under your variable rate debt security,

•	constructing the equivalent fixed rate debt instrument, using the fixed rate substitute described above,

•	determining the amount of qualified stated interest and OID with respect to the equivalent fixed rate debt instrument, and

•	adjusting for actual variable rates during the applicable accrual period.

When you determine the fixed rate substitute for each variable rate provided under the variable rate debt security, you generally will use the value of each variable rate as of the issue date or, for an objective rate that is not a qualified inverse floating rate, a rate that reflects the reasonably expected yield on your debt security.

      If your variable rate debt security provides for stated interest either at one or more qualified floating rates or at a qualified inverse floating rate, and also provides for stated interest at a single fixed rate other than at a single fixed rate for an initial period, you generally must determine interest and OID accruals by using the method described in the previous paragraph. However, your variable rate debt security will be treated, for purposes of the first three steps of the determination, as if your debt security had provided for a qualified floating rate, or a qualified inverse floating rate, rather than the fixed rate. The qualified floating rate, or qualified inverse floating rate, that replaces the fixed rate must be such that the fair market value of your variable rate debt security as of the issue date approximates the fair market value of an otherwise identical debt instrument that provides for the qualified floating rate, or qualified inverse floating rate, rather than the fixed rate.

      Short-Term Debt Securities. In general, if you are an individual or other cash basis United States holder of a short-term debt security, you are not required to accrue OID, as specially defined below for the purposes of this paragraph, for United States federal income tax purposes unless you elect to do so (although it is possible that you may be required to include any stated interest in income as you receive it). If you are an accrual basis taxpayer, a taxpayer in a special class, including, but not limited to, a regulated investment company, common trust fund, or a certain type of pass-through entity, or a cash basis taxpayer who so elects, you will be required to accrue OID on short-term debt securities on either a straight-line basis or under the constant-yield method, based on daily compounding. If you are not required and do not elect to include OID in income currently, any gain you realize on the sale or retirement of your short-term debt security will be ordinary income to the extent of the accrued OID, which will be determined on a straight-line basis unless you make an election to accrue the OID under the constant-yield method, through the date of sale or retirement. However, if you are not required and do not elect to accrue OID on your short-term debt securities, you will be required to defer deductions for interest on borrowings allocable to your short-term debt securities in an amount not exceeding the deferred income until the deferred income is realized.

      When you determine the amount of OID subject to these rules, you must include all interest payments on your short-term debt security, including stated interest, in your short-term debt security’s stated redemption price at maturity.

      Foreign Currency Discount Debt Securities. If your discount debt security is denominated in, or determined by reference to, a foreign currency, you must determine OID for any accrual period on your discount debt security in the foreign currency and then translate the amount of OID into U.S. dollars in the same manner as stated interest accrued by an accrual basis United States holder, as described under “— United States Holders — Payments of Interest”. You may recognize ordinary income or loss when you receive an amount attributable to OID in connection with a payment of interest or the sale or retirement of your debt security.

Market Discount

      You will be treated as if you purchased your debt security, other than a short-term debt security, at a market discount, and your debt security will be a market discount debt security if:

•	you purchase your debt security for less than its issue price as determined above under “Original Issue Discount — General” and

•	the difference between the debt security’s stated redemption price at maturity or, in the case of a discount debt security, the debt security’s revised issue price, and the price you paid for your debt security is equal to or greater than 1/4 of 1 percent of your debt security’s stated redemption price at maturity or revised issue price, respectively, multiplied by the number of complete years to the debt security’s maturity. To determine the revised issue price of your debt security for these purposes, you generally add any OID that has accrued on your debt security to its issue price.

      If your debt security’s stated redemption price at maturity or, in the case of a discount debt security, its revised issue price, exceeds the price you paid for the debt security by less than  1/4 of 1 percent multiplied by the number of complete years to the debt security’s maturity, the excess constitutes de minimis market discount, and the rules discussed below are not applicable to you.

      You must treat any gain you recognize on the maturity or disposition of your market discount debt security as ordinary income to the extent of the accrued market discount on your debt security. Alternatively, you may elect to include market discount in income currently over the life of your debt security. If you make this election, it will apply to all debt instruments with market discount that you acquire on or after the first day of the first taxable year to which the election applies. You may not revoke this election without the consent of the Internal Revenue Service. If you own a market discount debt security and do not make this election, you will generally be required to defer deductions for interest on borrowings allocable to your debt security in an amount not exceeding the accrued market discount on your debt security until the maturity or disposition of your debt security.

      You will accrue market discount on your market discount debt security on a straight-line basis unless you elect to accrue market discount using a constant-yield method. If you make this election, it will apply only to the debt security with respect to which it is made and you may not revoke it.

Debt Securities Purchased at a Premium

      If you purchase your debt security for an amount in excess of its principal amount, you may elect to treat the excess as amortizable bond premium. If you make this election, you will reduce the amount required to be included in your income each year with respect to interest on your debt security by the amount of amortizable bond premium allocable to that year, based on your debt security’s yield to maturity. If your debt security is denominated in, or determined by reference to, a foreign currency, you will compute your amortizable bond premium in units of the foreign currency and your amortizable bond premium will reduce your interest income in units of the foreign currency. Gain or loss recognized that is attributable to changes in exchange rates between the time your amortized bond premium offsets interest income and the time of the acquisition of your debt security is generally taxable as ordinary income or loss. If you make an election to amortize bond premium, it will apply to all debt instruments, other than debt instruments the interest on which is excludible from gross income, that you hold at the beginning of the first taxable year to which the election applies or that you thereafter acquire, and you may not revoke it without the consent of the Internal Revenue Service. See also “Original Issue Discount — Election to Treat All Interest as Original Issue Discount”.

Purchase, Sale and Retirement of the Debt Securities

      Your tax basis in your debt security will generally be the U.S. dollar cost, as defined below, of your debt security, adjusted by:

•	adding any OID or market discount, de minimis original issue discount and de minimis market discount previously included in income with respect to your debt security, and then

•	subtracting any payments on your debt security that are not qualified stated interest payments and any amortizable bond premium applied to reduce interest on your debt security.

If you purchase your debt security with foreign currency, the U.S. dollar cost of your debt security will generally be the U.S. dollar value of the purchase price on the date of purchase. However, if you are a cash basis taxpayer, or an accrual basis taxpayer if you so elect, and your debt security is traded on an established securities market, as defined in the applicable Treasury regulations, the U.S. dollar cost of your debt security will be the U.S. dollar value of the purchase price on the settlement date of your purchase.

      You will generally recognize gain or loss on the sale or retirement of your debt security equal to the difference between the amount you realize on the sale or retirement and your tax basis in your debt security. If your debt security is sold or retired for an amount in foreign currency, the amount you realize will be the U.S. dollar value of such amount on:

•	the date payment is received, if you are a cash basis taxpayer and the debt securities are not traded on an established securities market, as defined in the applicable Treasury regulations,

•	the date of disposition, if you are an accrual basis taxpayer, or

•	the settlement date for the sale, if you are a cash basis taxpayer, or an accrual basis taxpayer that so elects, and the debt securities are traded on an established securities market, as defined in the applicable Treasury regulations.

      You will recognize capital gain or loss when you sell or retire your debt security, except to the extent:

•	described above under “— Original Issue Discount — Short-Term Debt Securities” or “— Market Discount”,

•	attributable to accrued but unpaid interest,

•	the rules governing contingent payment obligations apply, or

•	attributable to changes in exchange rates as described below.

      Capital gain of a noncorporate United States holder that is recognized before January 1, 2009 is generally taxed at a maximum rate of 15% where the holder has a holding period greater than one year.

      You must treat any portion of the gain or loss that you recognize on the sale or retirement of a debt security as ordinary income or loss to the extent attributable to changes in exchange rates. However, you take exchange gain or loss into account only to the extent of the total gain or loss you realize on the transaction.

Exchange of Amounts in Other Than U.S. Dollars

      If you receive foreign currency as interest on your debt security or on the sale or retirement of your debt security, your tax basis in the foreign currency will equal its U.S. dollar value when the interest is received or at the time of the sale or retirement. If you purchase foreign currency, you generally will have a tax basis equal to the U.S. dollar value of the foreign currency on the date of your purchase. If you sell or dispose of a foreign currency, including if you use it to purchase debt securities or exchange it for U.S. dollars, any gain or loss recognized generally will be ordinary income or loss.

Indexed Debt Securities

      The applicable prospectus supplement will discuss any special United States federal income tax rules with respect to debt securities the payments on which are determined by reference to any index and other debt securities that are subject to the rules governing contingent payment obligations which are not subject to the rules governing variable rate debt securities.

United States Alien Holders

      This subsection describes the tax consequences to a United States alien holder. You are a United States alien holder if you are the beneficial owner of a debt security and are, for United States federal income tax purposes:

•	a nonresident alien individual,

•	a foreign corporation,

•	a foreign partnership, or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a debt security.

If you are a United States holder, this subsection does not apply to you.

      This discussion assumes that the debt security is not subject to the rules of Section 871(h)(4)(A) of the Internal Revenue Code, relating to interest payments that are determined by reference to the income, profits, changes in the value of property or other attributes of the debtor or a related party.

      Under United States federal income and estate tax law, and subject to the discussion of backup withholding below, if you are a United States alien holder of a debt security

•	we and other U.S. payors generally will not be required to deduct United States withholding tax from payments of principal, premium, if any, and interest, including OID, to you if, in the case of payments of interest:

1.	you do not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Merck & Co., Inc. entitled to vote,

2.	you are not a controlled foreign corporation that is related to us through stock ownership, and

3.	the U.S. payor does not have actual knowledge or reason to know that you are a United States person and:

a.	you have furnished to the U.S. payor an Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person,

b.	in the case of payments made outside the United States to you at an offshore account (generally, an account maintained by you at a bank or other financial institution at any location outside the United States), you have furnished to the U.S. payor documentation that establishes your identity and your status as a non-United States person,

c.	the U.S. payor has received a withholding certificate (furnished on an appropriate Internal Revenue Service Form W-8 or an acceptable substitute form) from a person claiming to be:

i.	withholding foreign partnership (generally a foreign partnership that has entered into an agreement with the Internal Revenue Service to a assume primary withholding responsibility with respect to distributions and guaranteed payments it makes to its partners),

ii.	a qualified intermediary (generally a non-United States financial institution or clearing organization or a non-United States branch or office of a United States financial institution or clearing organization that is a party to a withholding agreement with the Internal Revenue Service), or

iii.	a U.S. branch of a non-United States bank or of a non-United States insurance company, and the withholding foreign partnership, qualified intermediary or U.S. branch has received documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with U.S. Treasury regulations (or, in the case of a qualified intermediary, in accordance with its agreement with the Internal Revenue Service),

d.	the U.S. payor receives a statement from a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business,

i.	certifying to the U.S. payor under penalties of perjury that an Internal Revenue Service Form W-8BEN or an acceptable substitute form has been received from you by it or by a similar financial institution between it and you, and

ii.	to which is attached a copy of the Internal Revenue Service Form W-8BEN or acceptable substitute form, or

e.	the U.S. payor otherwise possesses documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with U.S. Treasury regulations; and

•	no deduction for any United States federal withholding tax will be made from any gain that you realize on the sale or exchange of your debt security.

Further, a debt security held by an individual who at death is not a citizen or resident of the United States will not be includible in the individual’s gross estate for United States federal estate tax purposes if:

•	the decedent did not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Merck & Co. Inc. entitled to vote at the time of death; and

•	the income on the debt security would not have been effectively connected with a United States trade or business of the decedent at the same time.

Treasury Regulations Requiring Disclosure of Reportable Transactions

      Recently-promulgated Treasury regulations require United States taxpayers to report certain transactions that give rise to a loss in excess of certain thresholds (a “Reportable Transaction”). Under these regulations, if the debt securities are denominated in a foreign currency, a United States holder (or a United States alien holder that holds the debt securities in connection with a U.S. trade or business) that recognizes a loss with respect to the debt securities that is characterized as an ordinary loss due to changes in currency exchange rates (under any of the rules discussed above) would be required to report the loss on Internal Revenue Service Form 8886 (Reportable Transaction Statement) if the loss exceeds the thresholds set forth in the regulations. For individuals and trusts, this loss threshold is $50,000 in any single taxable year. For other types of taxpayers and other types of losses, the thresholds are higher. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of debt securities.

Backup Withholding and Information Reporting

      In general, if you are a noncorporate United States holder, we and other payors are required to report to the Internal Revenue Service all payments of principal, any premium and interest on your debt security, and the accrual of OID on a discount debt security. In addition, we and other payors are required to report to the Internal Revenue Service any payment of proceeds of the sale of your debt security before maturity within the United States. Additionally, backup withholding will apply to any payments, including payments of OID, if you fail to provide an accurate taxpayer identification number, or you are notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns.

      In general, if you are a United States alien holder, payments of principal, premium or interest, including OID, made by us and other payors to you will not be subject to backup withholding and information reporting, provided that the certification requirements described above under “— United States Alien Holders” are satisfied or you otherwise establish an exemption. However, we and other payors are required to report payments of interest on your debt securities on Internal Revenue Service Form 1042-S even if the payments are not otherwise subject to information reporting requirements. In addition, payment of the proceeds from the sale of debt securities effected at a United States office of a broker will not be subject to backup withholding and information reporting provided that:

•	the broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the broker:

•	an appropriate Internal Revenue Service Form W-8 or an acceptable substitute form upon which you certify, under penalties of perjury, that you are not a United States person, or

•	other documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with U.S. Treasury regulations, or

•	you otherwise establish an exemption.

      If you fail to establish an exemption and the broker does not possess adequate documentation of your status as a non-United States person, the payments may be subject to information reporting and backup withholding. However, backup withholding will not apply with respect to payments made to an offshore account maintained by you unless the broker has actual knowledge that you are a United States person.

      In general, payment of the proceeds from the sale of debt securities effected at a foreign office of a broker will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States,

•	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above (relating to a sale of debt securities effected at a United States office of a broker) are met or you otherwise establish an exemption.

      In addition, payment of the proceeds from the sale of debt securities effected at a foreign office of a broker will be subject to information reporting if the broker is:

•	a United States person,

•	a controlled foreign corporation for United States tax purposes,

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

•	a foreign partnership, if at any time during its tax year:

•	one or more of its partners are “U.S. persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

•	such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above (relating to a sale of debt securities effected at a United States office of a broker) are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

PLAN OF DISTRIBUTION

      We may sell debt securities:

•	to or through underwriting syndicates represented by managing underwriters;

•	through one or more underwriters without a syndicate for them to offer and sell to the public;

•	through dealers or agents; and

•	directly to investors.

      The debt securities we distribute by any of these methods may be sold to the public, in one or more transactions, either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

      We may sell debt securities from time to time to one or more underwriters, who would purchase the securities as principal for resale to the public, either on a firm-commitment or best-efforts basis. If we sell debt securities to underwriters, we may execute an underwriting agreement with them at the time of sale and will name them in the applicable prospectus supplement. In connection with those sales, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the debt securities for whom they may act as agents. Underwriters may resell the debt securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from purchasers for whom they may act as agents. The prospectus supplement will include any required information about underwriting compensation we pay to underwriters, and any discounts, concessions or commissions underwriters allow to participating dealers, in connection with an offering of debt securities.

      We may solicit offers to purchase debt securities directly from the public from time to time. We may also designate agents from time to time to solicit offers to purchase debt securities from the public on our behalf. If required, the prospectus supplement relating to any particular offering of debt securities will name any agents designated to solicit offers, and will include information about any commissions we may pay the agents, in that offering. Agents may be deemed to be “underwriters” as that term is defined in the Securities Act of 1933.

      From time to time, we may sell debt securities to one or more dealers acting as principals. The dealers, who may be deemed to be “underwriters” as that term is defined in the Securities Act of 1933, may then resell those debt securities to the public.

      Any underwriter or agent involved in the offer and sale of any debt securities will be named in the prospectus supplement.

      Underwriters, agents and dealers may be entitled, under agreements with us, to indemnification against certain civil liabilities, including liabilities under the Securities Act of 1933.

      Each series of debt securities will be a new issue, and there will be no established trading market for any debt security prior to its original issue date. We may not list a particular series of debt securities on a securities exchange or quotation system. Any underwriters to whom we sell debt securities for public offering may make a market in those debt securities. However, no such underwriter that makes a market will be obligated to do so, and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for any of the debt securities.

      Unless otherwise indicated in your prospectus supplement or confirmation of sale, the purchase price of the debt securities will be required to be paid in immediately available funds in New York City.

      In connection with an offering, the underwriters may purchase and sell debt securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of debt securities than they are required to purchase in an offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the debt securities while an offering is in progress.

      The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased debt securities sold by or for the account of that underwriter in stabilizing or short-covering transactions.

      These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the debt securities. As a result, the price of the debt securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on an exchange or automated quotation system, if the debt securities are listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise.

      Underwriters, dealers and agents may engage in transactions with or perform services for us in the ordinary course of their businesses.

VALIDITY OF DEBT SECURITIES

      Kenneth C. Frazier, our Senior Vice President and General Counsel, will pass upon the validity of the debt securities for us. Sullivan & Cromwell LLP, New York, New York, will pass upon the validity of the debt securities for any underwriters or agents. As of December 9, 2004, Mr. Frazier owned, directly and indirectly, 30,784.3175 shares of our common stock and exercisable options to purchase 420,235.6666 additional shares of our common stock. Partners of Sullivan & Cromwell LLP involved in representation of any underwriters or agents beneficially own approximately 1,020 shares of our common stock. Sullivan & Cromwell LLP has from time to time provided legal services to us.

EXPERTS

      The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. The address of the SEC’s Internet site is provided solely for the information of investors and is not intended to be an active link. You may also read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

      The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information that we file later with the SEC, including filings after the date of this prospectus and prior to the termination of the offering of the debt securities, will automatically update and, where applicable, supersede the information contained in this prospectus or incorporated by reference in this prospectus. Information furnished under Item 2.02 and Item 7.01 (formerly Items 12 and 9 prior to August 23, 2004) of our current reports on Form 8-K is not incorporated by reference in this prospectus and registration statement. We furnished information under Items 2.02 and 7.01 in our current reports on Form 8-K filed on October 21, 2004 and December 8, 2004 and furnished information under former Items 9 and 12 in our current reports on Form 8-K filed on April 22, 2004 and July 21, 2004. We incorporate by reference:

•	our annual report on Form 10-K for the year ended December 31, 2003, file number 1-3305; and

•	our quarterly report on Form 10-Q for the quarter ended March 31, 2004, June 30, 2004 and September 30, 2004 file number 1-3305; and

•	our current reports on Form 8-K, dated February 10, 2004, February 26, 2004, October 1, 2004, October 6, 2004, October 22, 2004, October 26, 2004, October 28, 2004 and November 29, 2004; and

•	any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the debt securities; and

•	any filings we make with the SEC under Sections 13(a), 13(c), 14 and 15 of the Securities Exchange Act of 1934 after the date of filing of the initial registration statement and prior to effectiveness of the registration statement.

      You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

Corporate Secretary

Merck & Co., Inc.
One Merck Drive
Whitehouse Station, NJ 08889-0100
(908) 423-1000

      You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these debt securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of those documents.

CAUTIONARY STATEMENTS

      This prospectus and the accompanying prospectus supplement and the documents incorporated by reference may include statements that may constitute “forward-looking statements” within the meaning of federal securities laws. One can identify these forward-looking statements by their use of words such as “expects,” “plans,” “will,” “estimates,” “forecasts,” “projects” and other words of similar meaning. One can also identify them by the fact that they do not relate strictly to historical or current facts. These statements are likely to address Merck’s growth strategy, financial results, product approvals and development programs. One must carefully consider any such statement and should understand that many factors could cause actual results to differ materially from our forward-looking statements. These factors include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward-looking statement can be guaranteed and actual future results may vary materially. Information regarding important factors that could cause actual results to differ, perhaps materially, from the anticipated results in our forward-looking statements is contained from time to time in our annual and quarterly report filings with the SEC, including under the caption “Item 1 — Business — Cautionary Factors that May Affect Future Results” in our annual report on Form 10-K for the fiscal year ended December 31, 2003, which is incorporated into this prospectus by reference. See “Where You Can Find More Information” on page 29 for information on how to obtain a copy of this annual report.

      We undertake no obligation to update any forward-looking statements or to release publicly the results of any future revisions we may make to forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

      No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement and the accompanying prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement and the accompanying prospectus are an offer to sell the debt securities they describe, but only under circumstances and in jurisdictions where it is lawful to do so. The information in this prospectus supplement and the accompanying prospectus is current only as of its date.

$3,817,795,000

Merck & Co., Inc.

Medium-Term Notes, Series F

Goldman, Sachs & Co.

Merrill Lynch & Co.
JPMorgan
Morgan Stanley
Citigroup

January 12, 2005